NOTICE & PROXY STATEMENT

SCHEDULE 14A INFORMATION

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R. R. Donnelley & Sons Company

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2011

ANNUAL MEETING OF STOCKHOLDERS

Meeting Notice

Proxy Statement

111 South Wacker Drive

Chicago, Illinois 60606-4301

2011 ANNUAL MEETING OF STOCKHOLDERS

Meeting Notice

WHERE

NASDAQ MarketSite

4 Times Square

New York, New York

WHEN

Thursday, May 19, 2011 at

10:00 a.m. New York time

WHY

•	To elect the nominees identified in this proxy statement for a one-year term

•	To provide an advisory vote on executive compensation

•	To provide an advisory vote on the frequency of advisory vote on executive compensation

•	To vote to ratify the appointment by the Audit Committee of Deloitte & Touche LLP as the Company’s independent registered public accounting firm

•	To vote on three stockholder proposals set out in the proxy statement, if such proposals are properly introduced at the meeting

•	To conduct any other business if properly raised

RECORD DATE

The close of business on April 1, 2011

You will find more information on the matters for voting in the proxy statement on the following pages. If you are a stockholder of record, you may vote by mail, by toll-free telephone number, by using the Internet or in person at the meeting.

Your vote is important! We strongly encourage you to exercise your right to vote as a stockholder. Please sign, date and return the enclosed proxy card or voting instruction card in the envelope provided, call the toll-free number or log on to the Internet – even if you plan to attend the meeting. You may revoke your proxy at any time before it is voted.

You will find instructions on how to vote on page 18. Most stockholders vote by proxy and do not attend the meeting in person. However, as long as you were a stockholder on April 1, 2011, you are invited to attend the meeting, or to send a representative. Please note that only persons with an admission ticket or evidence of stock ownership or who are guests of the Company will be admitted to the meeting.

By Order of the Board of Directors

Suzanne S. Bettman

Secretary

April 14, 2011

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on May 19, 2011. This proxy statement and our annual report to stockholders are available on the internet at www.rrdonnelley.com/proxymaterials . On this site, you will be able to access our 2011 proxy statement, our 2010 annual report, our annual report on Form 10-K for the fiscal year ended December 31, 2010, and any amendments or supplements to the foregoing material that is required to be furnished to stockholders.

2011 ANNUAL MEETING OF STOCKHOLDERS

Proxy Statement

April 14, 2011

This proxy statement is issued by RR Donnelley in connection with the 2011 Annual Meeting of Stockholders scheduled for May 19, 2011. This proxy statement and accompanying proxy card are first being mailed to stockholders on or about April 14, 2011.

Proposals

Proposal 1: Election of Directors

The following information about the business background of each person nominated by the Board has been furnished to the Company by the nominees for director. In connection with the purchase by the Company of Moore Wallace Incorporated (“Moore Wallace”), Messrs. Pope and Riordan were appointed to the board effective February 27, 2004. In the following descriptions, director service includes service as a director of the Company, Moore Wallace, Moore Corporation Limited (“Moore”) and Wallace Computer Services, Inc. Each director will serve until the next annual meeting of stockholders or until a successor is elected and qualified, or until earlier resignation, removal, or death.

The names of the nominees, along with their present positions, their principal occupations, current directorships held with other public corporations, as well as directorships during the past five years, their ages and the year first elected as a director, are set forth below. Certain individual qualifications, experiences and skills of our directors that contribute to the Board’s effectiveness as a whole are also described below.

Thomas J. Quinlan III

Chief executive officer and president of the Company since April 2007; group president, Global Services of the Company from October 2006 to April 2007; chief financial officer of the Company from April 2006 to October 2007; executive vice president, operations of the Company from February 2004 to October 2006; various capacities at Moore Wallace (and its predecessor, Moore) that included: executive vice president-business integration from May 2003 to February 2004; executive vice president-office of the chief executive from January 2003 until May 2003; and executive vice president and treasurer from December 2000 until December 2002; executive vice president and treasurer of Walter Industries, Inc., a homebuilding industrial conglomerate, in 2000; various positions, including vice president and treasurer, at World Color Press, Inc. from 1994 until 1999.

Qualifications: Mr. Quinlan’s day-to-day leadership as chief executive officer of the Company, as well as his many years of experience in the printing industry in both finance and operations, provides him with deep knowledge of the Company’s operations and industry and gives him unique insights into the Company’s challenges and opportunities.

Current Directorships: None

Former Directorships: None

Age: 48

Director since: 2007

Stephen M. Wolf

Chairman of the Board of Directors of the Company; chairman of Lehman Brothers Private Equity Advisory Board, July 2005 to September 2008; managing partner of Alpilles, LLC, a private investment company, April 2003 to present; chairman of Trilantic Capital Partners, previously Lehman Brothers Merchant Bank, April 2009 to present; non-executive chairman of US Airways Group, Inc., an air carrier holding company, and its subsidiary US Airways, Inc., an air carrier, 2003; chairman of US Airways Group, Inc. and US Airways, Inc., 1996 to 2002; chief executive officer of US Airways Group, Inc. and US Airways, Inc., 1996 to 1998 and 2001 to 2002; previously and from 1994, senior advisor in Lazard Frères & Co. LLC, an investment banking firm; chairman and chief executive officer UAL Corporation and United Airlines, Inc., 1987-1994. U.S. Airways Group, Inc. filed for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code on August 11, 2002 and emerged from bankruptcy protection under a plan of reorganization effective March 31, 2003.

Qualifications: Mr. Wolf’s experience as chief executive officer at four public companies provides valuable insight for the Company as to the issues and opportunities facing the Company, as well as experience in strategic planning and leadership of complex organizations. He also has considerable corporate governance experience through years of service on other public company boards.

Current Directorships: Chrysler Group, LLC; Philip Morris International Inc.

Former Directorships: Altria Group, Inc.

Age: 69

Director since: 1995

Proposals

Lee A. Chaden

Chairman of Hanesbrands Inc. (spun off from Sara Lee Corporation September 2006), a global consumer products company, January 2008 to December 2008; former executive chairman of Hanesbrands, April 2006 to December 2007; chief executive officer of Sara Lee Branded Apparel, a division of Sara Lee Corporation, a global consumer products company, 2004 to 2006; prior thereto, various positions at Sara Lee Corporation since 1991.

Qualifications: Mr. Chaden’s extensive experience as a senior manager, chief executive officer and chairman of global consumer products companies provides knowledge in global operations, marketing, international business and strategic planning. He is an audit committee financial expert based on his chief executive officer experience, including his experience supervising a company’s principal financial and accounting officers. He also has considerable corporate governance experience through years of service on the boards of other public companies.

Current Directorships: Carlson, Inc.; Hanesbrands Inc.

Former Directorships: Stora Enso OYJ

Age: 69

Director since: 2008

Judith H. Hamilton

Former president and chief executive officer of Classroom Connect Inc., a provider of materials integrating the Internet into the education process, January 1999 to 2002; former president and chief executive officer of FirstFloor Software, an Internet software publisher, April 1996 through July 1998; former chief executive officer of Dataquest, a market research firm for technology, 1992-1996.

Qualifications: Ms. Hamilton’s experience as chief executive officer of various software and technology companies helps the Board address the challenges faced due to rapid changes in communications strategies. Her involvement in early stage companies also brings to the Board entrepreneurial experience. She also has considerable corporate governance experience through years of service on the boards of other companies.

Current Directorships: Novell, Inc.

Former Directorships: Artistic Media Partners, Inc.; Ex’pression University for New Media; MarketTools, Inc.

Age: 66

Director since: 1995

Susan M. Ivey

Former president and chief executive officer of Reynolds American Inc. (RAI), a manufacturer of cigarettes and other tobacco products, January 2004 to February 2011; chairman of RAI January 2006 to October 2010; chairman of R. J. Reynolds Tobacco Company, a wholly owned operating subsidiary of RAI, referred to as RJR Tobacco, since July 2004; chief executive officer of RJR Tobacco, July 2004 to December 2006; president and chief executive officer of Brown & Williamson Holdings Inc. (formerly known as Brown & Williamson Tobacco Corporation, and referred to here as B&W) from 2001 to 2004; director of B&W from 2000 to 2004 and chairman of the board of B&W from January 2003 to 2004; prior thereto, various positions with both B&W and its parent company British American Tobacco plc since 1981.

Qualifications: Ms. Ivey’s experience as chairman and chief executive officer of a public manufacturing company provides the Board with a perspective of a leader familiar with all facets of a global enterprise facing the same set of current external economic and governance issues. She is an audit committee financial expert based on her chief executive officer experience, including her experience supervising a company’s principal financial and accounting officers.

Current Directorships: Reynolds American Inc.

Former Directorships: None

Age: 52

Director since: 2009

Proposals

Thomas S. Johnson

Retired chairman and chief executive officer of GreenPoint Financial Corp., a bank holding company, and its subsidiary, GreenPoint Bank, a New York chartered savings bank, 1993 to 2004.

Qualifications: Mr. Johnson’s experience as chairman and chief executive officer of a financial institution provides experience in operational and strategic leadership. He also has considerable corporate governance experience through his years of service on the boards of other public companies.

Current Directorships: Alleghany Corporation; The Phoenix Companies, Inc.

Former Directorships: Federal Home Loan Mortgage Corp. (Freddie Mac); North Fork Bancorporation, Inc.

Age: 70

Director since: 1990

John C. Pope

Chairman of PFI Group, LLC, a private investment company; Chairman of Waste Management, Inc., a NYSE-listed waste collection and disposal firm since 2004; Chairman of MotivePower Industries, Inc., a NYSE-listed manufacturer and remanufacturer of locomotives and locomotive components, from December 1995 to November 1999; president, chief operating officer and a director of UAL Corporation and United Air Lines from May 1992 to July 1994 and prior thereto, various positions since 1988.

Qualifications: Mr. Pope’s experience as chairman and senior executive of various public companies provides financial, strategic and operational leadership ability. He is an audit committee financial expert based on his experience as a member and chairman of other public company audit committees. He has considerable corporate governance experience through years of service on other public company boards in a variety of industries.

Current Directorships: Con-way, Inc.; Dollar Thrifty Automotive Group, Inc.; Kraft Foods, Inc.; Waste Management, Inc.

Former Directorships: Federal-Mogul Corporation; Per Se Technologies, Inc.

Age: 62

Director since: 1996

Michael T. Riordan

Former chairman, president and chief executive officer of Paragon Trade Brands, Inc., a manufacturer of disposable diapers and other absorbent products, from May 2000 to February 2002; former president and chief operating officer of Fort James Corporation from August 1997 to August 1998 and, prior to that, chairman, president and chief executive officer of Fort Howard Corporation, manufacturers of disposable paper products.

Qualifications: Mr. Riordan’s experience as chairman and chief executive officer of manufacturing companies provides experience in operational and strategic leadership. He has considerable corporate governance experience through years of service on other public company boards.

Current Directorships: Clearwater Paper Corporation

Former Directorships: Potlatch Corporation; The Dial Corporation

Age: 60

Director since: 1999

Oliver R. Sockwell

Former president and chief executive officer of Construction Loan Insurance Corporation (Connie Lee) and its subsidiary, Connie Lee Insurance Company, financial guarantee insurance companies, 1987 to 1997. Previously executive vice president, finance at SLM Corporation (Sallie Mae). From 1998 to 2003, executive-in-residence at Columbia Business School (taught the executive leadership course).

Qualifications: Mr. Sockwell’s experience as president and chief executive officer of Connie Lee provides expertise in operational and strategic leadership as does his academic tenure at Columbia. He has considerable corporate governance experience through years of service on other public company boards.

Current Directorships: None

Former Directorships: Liz Claiborne, Inc.; Wilmington Trust Corporation

Age: 67

Director since: 1997

Proposals

The Board recommends that stockholders vote for each of our nominees. Only directors that receive a majority of the votes cast “FOR” their election will be elected. In the event that an incumbent director is not reelected, the Company’s Principles of Corporate Governance require that director to promptly tender his or her resignation. The Board will accept this resignation unless it determines that the best interests of the Company and its stockholders would not be best served by doing so.

If any nominee does not stand for election, proxies voting for that nominee may be voted for a substitute nominee selected by the Board. The Board may also choose to reduce the number of directors to be elected at the meeting.

In 2010, the Board met 9 times. Each director of the Company during 2010 attended at least 75% of the total number of meetings of the Board and those committees of which the director was a member during the period he or she served as a director.

Proposal 2: Advisory Vote on Executive Compensation

Pursuant to recently enacted Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are providing stockholders with a vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this Proxy Statement. The advisory vote on executive compensation described in this proposal is commonly referred to as a “say-on-pay vote.”

As disclosed in the Compensation Discussion and Analysis beginning on page 26, the Company believes that its executive compensation program is reasonable, competitive and strongly focused on pay-for-performance principles. The goals of the Company’s executive compensation program are:

•	Establish target compensation levels that are competitive within the industries and the markets in which we compete for executive talent;

•	Structure executive compensation so that our executives share in the Company’s short and long term successes and failures by varying compensation from target levels based upon business performance;

•	Link pay to performance by making a substantial percentage of total executive compensation variable, or “at risk,” through annual incentive compensation and the granting of long-term incentive awards;

•	Ensure that a meaningful portion of compensation is focused on the retention of our top talent; and

•	Align a significant portion of executive pay with stockholder interests through equity awards.

Consistent with these goals and as disclosed in the Compensation Discussion and Analysis, the Human Resources Committee has developed and approved an executive compensation philosophy to provide a framework for the Company’s executive compensation program featuring the following policies and practices:

•

Compensation levels targeted at the market median with a range of opportunity to reward strong performance and withhold rewards when objectives are not achieved and are reviewed against other industrial companies of similar or larger size and scope rather than only companies in our industry, since we are significantly larger than all of our direct competitors and our markets for talent are necessarily broader.

•	An annual incentive program that requires the achievement of a meaningful financial threshold (non-GAAP EPS in 2010) before any incentives are paid.

•	An entirely equity based long-term incentive program, ensuring alignment with stockholders.

•

Stock ownership requirements for executives further to strengthen the alignment of executives and stockholders (and the stock holdings for all of our senior executives currently exceed their respective guidelines).

•	Minimal perquisites representing less than .05% of the total compensation package.

•	No option repricing or option grants below market, and no tax gross-ups on any benefits or perquisites.

•

The Company has adopted a policy that limits the ability to enter into a future severance arrangement with an executive officer that provides for certain benefits in an amount that exceeds 2.99 times the executive officer’s then current base salary and target bonus, unless such future severance arrangement receives stockholder approval.

This proposal gives our stockholders the opportunity to express their views on the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. For the reasons discussed above, we are asking our stockholders to indicate their support for

Proposals

our named executive officer compensation by voting FOR the following resolution at the 2011 Annual Meeting:

“RESOLVED: that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2010 Summary Compensation Table and the other related tables and disclosures in this Proxy Statement.”

The say-on-pay vote is an advisory vote only, and therefore it will not bind the Company or our Board of Directors. However, the Board of Directors and the Human Resources Committee will consider the voting results as appropriate when making future decisions regarding executive compensation.

The affirmative vote of the holders of a majority of the shares of the Company’s common stock present in person or by proxy at the 2011 Annual Meeting and entitled to vote on the advisory resolution on executive compensation is required to approve the proposal.

The Board of Directors recommends that the stockholders vote FOR the approval of the advisory resolution relating to the compensation of our named executive officers as disclosed in this Proxy Statement.

Proposal 3: Advisory Vote on the Frequency of Advisory Vote on Executive Compensation

Pursuant to recently enacted Section 14A of the Exchange Act, we are asking stockholders to vote, on an advisory, non-binding basis, for their preference as to whether the Company should hold future say-on-pay votes every one, two or three years. Stockholders also may, if they wish, abstain from voting on this proposal.

After careful consideration of this proposal, our Board of Directors has determined that it is appropriate and in the best interests of the Company to hold a say-on-pay vote every year for a number of reasons, including the following:

•

An annual say-on-pay vote will allow us to obtain stockholder input on our executive compensation program on a more consistent basis which aligns more closely with our objective to engage in regular dialogue with our stockholders on corporate governance matters, including our executive compensation philosophy, policies and practices;

•

A one-year frequency provides the highest level of accountability and communication by enabling the say-on-pay vote to correspond with the most recent executive compensation information presented in our proxy statement for the annual meeting; and

•	Holding say-on-pay votes annually reflects sound corporate governance principles and is consistent with a majority of institutional investor policies.

Stockholders are not voting to approve or disapprove of the Board’s recommendation. Instead, the proxy card provides stockholders with four choices with respect to this proposal: one year, two years, three years or stockholders may abstain from voting on the proposal.

This vote is an advisory vote only, and therefore it will not bind the Company or our Board of Directors. However, the Board of Directors and the Human Resources Committee will consider the voting results as appropriate when adopting a policy on the frequency of future say-on-pay votes. The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be considered by the Board of Directors as the stockholders’ recommendation as to the frequency of future say-on-pay votes. Nevertheless, the Board may decide that it is in the best interests of our stockholders and the Company to hold say-on-pay votes more or less frequently than the option approved by our stockholders.

The Board of Directors recommends that the stockholders vote for EVERY YEAR as the frequency with which the say-on-pay vote should be held.

Proposal 4: Ratification of Auditors

Proposal 4 is the ratification of the Audit Committee’s appointment of Deloitte & Touche LLP as the independent registered public accounting firm to audit the financial statements of the Company for fiscal year 2011. In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider this appointment. The Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and its stockholders’ best interests. Representatives of Deloitte & Touche LLP will be present at the meeting. They will be available to

Proposals

respond to your questions and may make a statement if they desire.

The affirmative vote of the holders of a majority of the shares of the Company’s common stock present in person or by proxy at the 2011 Annual Meeting and entitled to vote on the ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm for 2011 is required to approve the proposal.

The Board of Directors and the Audit Committee recommend that the stockholders vote FOR the ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm for 2011.

Proposal 5: Stockholder Proposal

We have been notified that Domini Social Investments, 532 Broadway, 9th Floor, New York, New York 10012-3939, who has provided certification indicating that, as of December 16, 2010, it was the beneficial owner of 415,809 shares of the Company’s common stock and that it intends to maintain such ownership through the date of the 2011 Annual Meeting, expects to introduce and support the following proposal at the 2011 Annual Meeting. First Affirmative Financial Network, LLC, 5475 Mark Dabling Boulevard, Suite 108, Colorado Springs, Colorado 80918, who has provided certification indicating that, as of December 21, 2010, it was the beneficial owner of 3,512 shares of the Company’s common stock and that it intends to maintain such ownership through the date of the 2011 Annual Meeting, has joined with Domini Social Investments supporting this resolution. Based on the information above, the stockholder proponents own a total of approximately .002% of the total shares of the Company’s common stock outstanding.

Whereas: As a global provider of printing services, paper products provide significant raw materials for RR Donnelley’s products. Forests are rapidly declining at a rate of 46 football fields per minute according to the United Nations.

A 2007 report, Consuming Canada’s Boreal Forest , tracks the supply chain of our company’s paper to Canada’s Boreal forest, the largest remaining ancient forest left in North America. The Boreal is home to more than 30% of North America’s bird species and contains the largest remaining population of woodland caribou and wolverines. These and another species have declined significantly due to habitat loss, in part, from unsustainable logging.

The Boreal region also plays a vital role in mitigating climate change impacts by storing extensive amounts of carbon. Forests store the equivalent of 175 years of global fossil fuel emissions, with Boreal forests storing the largest percentage of carbon. Forest loss is responsible for 20-25% of total carbon dioxide (CO2) emissions globally.

The Intergovernmental Panel on Climate Change, the leading international network of climate scientists, has concluded that global warming is “unequivocal.” The U.S. Environmental Protection Agency recently announced that greenhouse gases threaten Americans’ health.

Climate change impacts from deforestation and poor forest management can be reduced by increasing the use of recycled fiber and sourcing virgin fiber from well-managed forests harvested according to independent and internationally recognized sustainable forestry standards.

FSC is the only independent forest certification system in the world accepted by the conservation, aboriginal and business communities. FSC is the world’s largest and fastest growing certification system, by hectares.

RR Donnelley has obtained FSC chain-of-custody certification for many of its facilities. Chain-of-custody certification enables our company to offer, to those customers requesting it, products that meet FSC standards. Chain-of-custody certification alone is not sufficient for ensuring that our company is purchasing sustainably harvested paper.

Our company purchases paper that is certified to a range of certification schemes, as well as uncertified paper. Our company has not disclosed any baseline standards used to make purchasing decisions, and therefore may be purchasing significant quantities of paper from unsustainably harvested forests and endangered forests.

Protests across North America and Europe have targeted various companies’ paper sourcing practices. Our company can mitigate reputational and operational risk by reporting the quantity and types of paper it purchases. Large pulp and paper purchasers such as Kimberly-Clark, Procter & Gamble, Office Depot, Time Inc., Random House, and Axel Springer report the quantity of recycled paper purchased and the quantity certified by various certification schemes. RR Donnelley does not report similar information.

Proposals

“RESOLVED: Shareholders request the Board to develop a sustainable paper purchasing report, at reasonable cost and omitting proprietary information, by November 30, 2011.

Supporting Statement

The report should include Company’s:

•	definition and standards for identifying sustainable paper;

•	yearly quantity of virgin and recycled paper procured;

•	yearly quantity of paper purchased, broken down by certification schemes.

Position of the Board of Directors

The Board of Directors recommends that the stockholders support the Board of Directors and vote AGAINST the stockholder proposal.

The Board has considered the proposal and while the Board is committed to continuing the Company’s long history of responsible use of natural resources, it believes adoption of the proposal is unnecessary and would not be in the best interests of the Company or our stockholders.

As a producer of print products and provider of print-related services, we are a manufacturer of custom products. These products are designed by our customers, and the products are produced on paper that must meet the customers’ detailed specifications or on paper provided by the customers.

While we typically use paper provided or requested by our customers, we encourage the use of recycled or forest management certified paper to the greatest extent practicable and offer environmentally-conscious paper to our customers through our supply chain. We are proud to report that we have triple certified the majority of our print operations to the three most prestigious forestry management certifications: Forest Stewardship Council (FSC), Sustainable Forestry Initiative (SFI), and Programme for the Endorsement of Forest Certification (PEFC). With more than 132 triple-certified facilities in the United States, Canada, Mexico, Europe and Asia, we believe we have the strongest adoption of responsible forestry management principles of any printer in the world. In addition, we demonstrate our commitment to the policies underlying FSC, SFI and PEFC by using these certified papers on internal printed documents, including our Annual Report.

The Company has a long history of responsible use of natural resources. We are committed to the promotion of sustainable forestry and we frequently review our environmental policies and practices to improve our efforts to encourage ecological practices on a global level. We are proud of our commitment to sustainable forest management and highlight this capability and our improvement of the environment on our website, which makes available to the public our Corporate Social Responsibility Report and our Environmental, Health & Safety Policy. These materials highlight our efforts to continuously improve and utilize practices that endeavor to reduce greenhouse gas emissions, develop pollution prevention and recycling opportunities, and use paper, energy and other resources more efficiently. Please review these materials at www.rrdonnelley.com for more detailed descriptions of our practices.

By requiring detailed disclosure regarding the types and quantities of all paper the Company purchases, the proposal disregards the Company’s existing commitments and practices with regard to sustainable forestry and environmental stewardship. The consequence for this disregard is a proposal that would impose unwarranted administrative burdens on the Company with no discernable benefit to stockholders.

The affirmative vote of the holders of a majority of the shares of the Company’s common stock present in person or by proxy at the 2011 Annual Meeting and entitled to vote on the stockholder proposal is required to approve it.

The Board of Directors recommends that the stockholders vote AGAINST the stockholder proposal.

Proposal 6: Stockholder Proposal

We have been notified that the Comptroller of the State of New York, as sole Trustee of the New York State Common Retirement Fund and the administrative head of the New York State and Local Employees’ Retirement System and the New York State Police and Fire Retirement System, 633 Third Avenue, 31st Floor, New York, New York 10017, who has provided certification indicating that, as of December 8, 2010, it was the beneficial owner of 986,944 shares of the Company’s common stock and that it intends to maintain such ownership through the date of the 2011 Annual Meeting, expects to

Proposals

introduce and support the following proposal at the 2011 Annual Meeting. Based on the information above, the stockholder proponent owns a total of approximately .005% of the total shares of the Company’s common stock outstanding.

“RESOLVED: that the shareholders of R.R. Donnelley & Sons Company hereby request that the Company provide a report, updated semi-annually, disclosing the Company’s:

1.	Policies and procedures for political contributions and expenditures (both direct and indirect) made with corporate funds.

2.	Monetary and non-monetary contributions and expenditures (direct and indirect) used to participate in or intervene in any political campaign on behalf of (or in opposition to) any candidate for public office, and used in any attempt to influence the general public, or segments thereof, with respect to elections or referendums. The report shall include the following:

a.	An accounting through an itemized report that includes the identity of the recipient as well as the amount paid to each recipient of the Company’s funds that are used for political contributions or expenditures as described above; and

b.	The title of the person or persons in the Company who participated in making the decisions to make the political contribution or expenditure.

The report shall be presented to the board of directors’ audit committee or other relevant oversight committee and posted on the company’s website to reduce costs to shareholders.

Stockholder Supporting Statement

As long-term shareholders of R.R. Donnelley & Sons Company, we support transparency and accountability in corporate spending on political activities. These activities include direct and indirect political contributions to candidates, political parties, political organizations or ballot referendums; independent expenditures; or electioneering communications of behalf of a federal, state or local candidate.

Disclosure is consistent with public policy in the best interest of the company and its shareholders, and critical for compliance with federal ethics laws. Moreover, the majority in the Supreme Court’s Citizens United decision recognized the importance of political spending disclosure for shareholders when it said “[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way.” This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages.” Gaps in transparency and accountability may expose the company to reputational and business risks that could threaten long-term shareholder value.

R.R. Donnelley & Sons Company contributed at least $527,254 in corporate funds since the 2002 election cycle. (CQ: http://moneyline.cq.com/pm1/home.go and National Institute on Money in State Politics: http://www.followthemoney.org/index.phtml.)

However, relying on publicly available data does not provide a complete picture of the Company’s political expenditures. For example, the Company’s payments to trade associations used for political activities are undisclosed and unknown. In many cases, even management does not know how trade associations use their company’s money politically. The proposal asks the Company to disclose all of its political contributions, including payments to trade associations and other tax exempt organizations. This would bring our Company in line with a growing number of leading companies, including Hewlett-Packard, Aetna and American Electric Power that support political disclosure and accountability and present this information on their websites.

The Company’s Board and its shareholders need complete disclosure to be able to full evaluate the political use of corporate assets. Thus, we urge your support for this critical governance reform.

Position of the Board of Directors

The Board of Directors recommends that the stockholders support the Board of Directors and vote AGAINST the stockholder proposal.

The Board has considered the proposal and while the Board supports the proposal’s stated objectives of transparency and accountability, it believes adoption of the proposal is unnecessary and would not be in the best interests of the Company or our stockholders.

In order to express and advocate for the Company’s and stockholders’ interests, the Company participates

Proposals

in the political process on a limited basis. The Company engages in such participation in a manner that is consistent with applicable local, state and federal law, and that does not put us at a competitive disadvantage. The Company has formed a PAC, but it is funded by voluntary contributions of the Company’s employees — not corporate funds. The PAC’s activities are subject to comprehensive federal regulation, including detailed public disclosure requirements. The PAC files regular, publicly available reports with the Federal Election Commission, and political contributions by the PAC are required to be disclosed.

In respect of indirect political activity, the Company contributes prudently to trade associations that advance the Company’s business objectives and stockholders’ interests. We do not direct the activities of these organizations and groups, and they take a wide variety of positions on a number of matters, not all of which are supported by us. Although these are not primarily political organizations, a portion of the dues that we and other participants pay to a trade organization or industry group could be part of the funds they use, in their discretion, to fund political activities. Because we do not direct how these funds are used and we may not agree with the positions such dues are used to support, disclosure of our dues to these organizations could misrepresent our approach to political contributions and would not provide our stockholders with meaningful information. Further, production of such a report would be burdensome and result in unnecessary expense for our stockholders.

By requiring disclosure of all corporate political contributions, including those made indirectly through trade associations, the proposal disregards the Company’s existing commitments and practices with regard to transparency and compliance with the law. The consequence for this disregard is a proposal that would impose unwarranted administrative burdens on the Company with no discernable benefit to stockholders. In addition, the Board believes that it could be misleading to disclose amounts contributed to trade associations and other entities we support, as in many cases those organizations’ political activities are incidental and/or unrelated to the reasons we support them.

The affirmative vote of the holders of a majority of the shares of the Company’s common stock present in person or by proxy at the 2011 Annual Meeting and entitled to vote on the stockholder proposal is required to approve it.

The Board of Directors recommends that the stockholders vote AGAINST the stockholder proposal.

Proposal 7: Stockholder Proposal

We have been notified that William Steiner, 112 Abbottsford Gate, Piermont, New York 10968, who has provided certification indicating that, as of September 24, 2010, he was the beneficial owner of 6,100 shares of the Company’s common stock and that he intends to maintain such ownership through the date of the 2011 Annual Meeting, expects to introduce and support the following proposal at the 2011 Annual Meeting. Based on the information above, the stockholder proponent owns a total of approximately .00003% of the total shares of the Company’s common stock outstanding.

7 – Shareholder Action by Written Consent

“RESOLVED: Shareholders hereby request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorized the action at a meeting at which all shareholders entitled to vote thereon were present and voting (to the fullest extent permitted by law).

Taking action by written consent in lieu of meeting is a means shareholders can use to raise important matters outside the normal annual meeting cycle. A study by Harvard professor Paul Gompers supports the concept that shareholder dis-empowering governance features, including restrictions on shareholder ability to act by written consent, are significantly related to reduced shareholder value.

The merit of this Shareholder Action by Written Consent proposal should also be considered in the context of the need for improvement in our company’s 2010 reported corporate governance status:

CEO Thomas Quinlan received a mega-grant of 950,000 stock options with a historically low exercise price of $7.09 (down from $32.07 in 2008). Market price stock options pose the shareholder risk of providing rewards to executives due to a rising market alone, regardless of individual performance. Also, two executive officers received deferred cash awards — $3 million for COO John Paloian and $2 million for Group President Daniel Knotts.

Proposals

John Pope was marked as “Flagged (Problem) Director” by The Corporate Library www.thecorporatelibray.com, an independent investment research firm because he was on the bankruptcy-tainted Federal-Mogul board. Plus Mr. Pope also served on five boards — overextension concern and was still allowed to be Chairman of our key Audit Committee.

The proposal topic, to give holders of 10% of shareowners the power to call a special shareowner meeting, won our 60%-support in 2009. The Council of Institutional Investors www.cii.org recommends that management adopt shareholder proposals upon receiving their 50%-plus vote.

Judith Hamilton, Michael Riordan, Oliver Sockwell and Thomas Johnson attracted our biggest negative votes. Yet such directors were still allowed to constitute 100% of our Executive Pay and Nomination Committees.

Five of our 9 directors were long-tenured (13 to 20 years) — independence concern. It is important that our newest directors be committed to good governance. However, Susan Ivey, who joined our board in 2009, brought experience from the Reynolds American board which was “D” rated by The Corporate Library.

Please encourage our board to respond positively to this proposal: Shareholder action by written consent – Yes on 7.

Position of the Board of Directors

The Board of Directors recommends that the stockholders support the Board of Directors and vote AGAINST the stockholder proposal.

The Board believes that sound governance practices are essential to the creation of stockholder value. Accordingly, Company has in place structures designed to ensure that the Company remains transparent and accountable to stockholders. The Company ensures that stockholders have regular and meaningful opportunities to influence the Board and management in a number of ways.

•	Stockholders can vote on important matters during the Company’s annual meetings.

•	Stockholders have the ability to propose matters for action at our annual meetings and to have those proposals included in our proxy materials in compliance with the rules of the SEC.

•

We do not have a classified board where only one-third of directors are elected each year, and where stockholders have an opportunity to vote on individual directors only once every three years. Rather, we have a single class of directors. All of our directors serve one-year terms.

•

We elect each of our directors each year by a majority of the votes cast by stockholders rather than a plurality of votes cast which could result in a director being elected with less than a majority of votes FOR their election.

•

Our organizational documents do not impose supermajority approval requirements, except where required by Delaware law. These provisions help ensure that significant corporate actions are taken when there is a clear stockholder consensus that such action is prudent and when the Board, which has fiduciary responsibilities to all stockholders equally, has determined that the action is in the best interests of the Company and its stockholders. These provisions also are designed to ensure that the Company governs its affairs in an efficient and cost-effective manner consistent with legal and regulatory requirements.

•	We do not have a poison pill plan in place.

The Board accordingly believes that the written consent right is unnecessary. Furthermore, the Board believes that the written consent process, as compared to stockholders acting at a meeting, is not well suited to an orderly debate on the merits of a proposed stockholder action. Under the Company’s existing Restated Certificate of Incorporation and Bylaws, all of the Company’s stockholders have the opportunity to participate in meetings called to determine proposed actions. These provisions allow the opportunity for discussion and increase the ability of all stockholders to have their views considered. The meeting and the stockholder vote take place on a specified date that is publicly announced well in advance of the meeting, and all interested parties have an opportunity to express their views during the period prior to the meeting on any matter on which stockholders will be voting. On the other hand, the proposal, if implemented, would make it possible for the holders of a bare majority of the shares outstanding to use the consent procedure to take action without a meeting, potentially without prior notice to the other stockholders or the Company, and before all stockholders have an opportunity to participate and all arguments can be heard. Smaller stockholders, in particular, may be effectively disenfranchised in a consent solicitation. This is

Proposals

detrimental to stockholder democracy as well as the transparency of the voting process.

The Board believes that the written consent procedure is more appropriate for a closely held corporation with few stockholders, as compared to the Company, which has over 35,000 beneficial and record stockholders.

The affirmative vote of the holders of a majority of the shares of the Company’s common stock present in person or by proxy at the 2011 Annual Meeting and entitled to vote on the stockholder proposal is required to approve it.

The Board of Directors recommends that the stockholders vote AGAINST the stockholder proposal.

Your Proxy Vote

Voting Instructions

You are entitled to one vote on each proposal for each share of the Company’s common stock that you own as of the record date. Below are instructions on how to vote, as well as information on your rights as a stockholder as they relate to voting. Some of the instructions vary depending on how your stock is held. It’s important to follow the instructions that apply to your situation.

If your shares are registered in your name or you are a participant in the RR Donnelley Savings Plan, you may vote using the enclosed proxy card, by calling the toll-free number listed on your proxy card or by logging on to the website listed on your proxy card and following the simple instructions provided. If you are a participant in the RR Donnelley Savings Plan, any proxy you submit, vote by telephone or over the Internet will be counted as representing these shares as well as any other shares you may own, as long as the shares are all registered in the same name. The telephone and Internet voting procedures are designed to allow you to vote your shares and to confirm that your instructions have been properly recorded consistent with applicable law. Please see your proxy card for specific instructions. Stockholders who wish to vote over the Internet should be aware that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, and that there may be some risk a stockholder’s vote might not be properly recorded or counted because of an unanticipated electronic malfunction. Voting by telephone and the Internet will be closed at 2:00 a.m. Eastern Daylight Time on the date of the 2011 Annual Meeting, except for shares you vote as a participant in the RR Donnelley Savings Plan.

If you are a participant in the RR Donnelley Savings Plan, and you hold units in the RR Donnelley Stock Fund or the TRASOP Fund as of the record date, you have the right to direct The Bank of New York Mellon as the trustee of the RR Donnelley Savings Plan Master Trust to vote the shares of common stock of the Company represented by those units. Your exercise of this voting right is subject to confidentiality procedures which do not allow your vote to be disclosed to the Company, its affiliates and their employees. If you do not vote these shares, the trustee will vote them, and any unallocated shares held in the Trust, to the extent permitted by law, in the same proportion as those shares in the Trust for which the trustee receives timely voting instructions. To allow sufficient time for tabulating the vote of these shares, your proxy voting instructions must be received by noon on May 17, 2010, or they will be treated as not being voted by you.

If your shares are held in “street name,” you should give instructions to your broker on how to vote your shares. If you do not provide voting instructions to your broker, your broker has discretion to vote those shares on matters that are routine (for this meeting, only the ratification of accountants). However, a broker cannot vote shares on non-routine matters without your instructions. This is referred to as a “broker non-vote.”

The proposals on say-on-pay and frequency of say-on-pay, as well as the election of directors and stockholder proposals opposed by management, are considered non-routine matters. Accordingly, your broker will not have the discretion to vote shares as to which you have not provided voting instructions with respect to any of these matters. Ratification of the appointment of the independent registered accounting firm is considered a routine matter, so there will not be any broker non-votes with respect to that proposal.

If you plan to attend the meeting and vote in person, your instructions depend on how your shares are held:

•

Shares registered in your name — check the appropriate box on the enclosed proxy card and bring either the admission ticket attached to the proxy card or evidence of your stock ownership with you to the meeting.

•

Shares registered in the name of your broker or other nominee — ask your broker to provide you with a broker’s proxy card in your name (which will allow you to vote your shares in person at the meeting) and bring evidence of your stock ownership from your broker with you to the meeting.

Remember that attendance at the meeting will be limited to stockholders as of the record date with an admission ticket or evidence of their share ownership and guests of the Company.

If your shares are registered in your name, you may revoke your proxy at any time before it is exercised. There are several ways you can do this:

•	By delivering a written notice of revocation to the Secretary of the Company;

•	By executing and delivering another proxy that bears a later date;

•	By voting by telephone at a later time;

Your Proxy Vote

•	By voting over the Internet at a later time; or

•	By voting in person at the meeting.

If your shares are held in street name, you must contact your broker to revoke your proxy.

In tallying the results of the voting, the Company will count all properly executed and unrevoked proxies that have been received in time for the 2011 Annual Meeting. To hold a meeting of stockholders, a quorum of the shares (which is a majority of the shares outstanding and entitled to vote) is required to be represented either in person or by proxy at the meeting. Abstentions and broker non-votes are counted in determining whether a quorum is present for the meeting.

Voting Rules

When voting to elect directors, you have three options:

•	Vote FOR a nominee;

•	Vote AGAINST a nominee; or

•	ABSTAIN from voting on a nominee.

In the election of directors, each nominee will be elected by the vote of the majority of votes cast. A majority of votes cast means that the number of votes cast “FOR” a nominee’s election must exceed the number of shares voted “AGAINST” such nominee. Each nominee receiving a majority of votes cast “FOR” his or her election will be elected. If you elect to “ABSTAIN” with respect to a nominee for director, the abstention will not impact the election of such nominee. Election of directors is considered a non-routine matter. Accordingly, broker non-votes will not count as a vote “FOR” or “AGAINST” a nominee’s election and will not impact the election of such nominee. In tabulating the voting results for the election of directors, only “FOR” and “AGAINST” votes are counted.

When voting on the advisory proposal to determine whether the Company should hold advisory votes on executive compensation every one year, two years or three years, you have four options:

•	Vote for ONE YEAR;

•	Vote for TWO YEARS;

•	Vote for THREE YEARS; or

•	ABSTAIN from voting on the proposal.

The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be considered by the Board of Directors as the stockholders’ recommendation as to the frequency of future say-on-pay votes. Abstentions and broker non-votes will have no impact on the outcome of this proposal.

When voting on any other proposal, you have three options:

•	Vote FOR a given proposal;

•	Vote AGAINST a given proposal; or

•	ABSTAIN from voting on a given proposal.

Each of these matters requires the affirmative vote of a majority of the shares present at the meeting and entitled to vote on the proposal. If you indicate on your proxy card that you wish to “ABSTAIN” from voting on a proposal, your shares will not be voted on that proposal. Abstentions are not counted in determining the number of shares voted for or against any proposal, but will be counted as present and entitled to vote on the proposal. Accordingly, an abstention will have the effect of a vote against the proposal.

Broker non-votes are not counted in determining the number of shares voted for or against any proposal and will not be counted as present and entitled to vote on any proposal.

If you return your proxy card with no votes marked, your shares will be voted as follows:

•	FOR the election of all nominees for director;

•	FOR the proposal on advisory vote on executive compensation;

•	For EVERY YEAR as the frequency with which the advisory vote on executive compensation should be held;

•	FOR the ratification of the Company’s auditors;

•	AGAINST the stockholder proposal with respect to a sustainable forestry report;

•	AGAINST the stockholder proposal with respect to a report regarding political contributions by the Company; and

•	AGAINST the stockholder proposal with respect to stockholder action by written consent.

It is possible for a proxy to indicate that some of the shares represented are not being voted as to certain proposals. This occurs, for example, when a broker is not permitted to vote on a proposal without instructions from the beneficial owner of the stock. In these cases, non-voted shares are considered absent in the tallies for those proposals.

Your Proxy Vote

The Company actively solicits proxy participation. In addition to this notice by mail, the Company encourages banks, brokers and other custodian nominees and fiduciaries to supply proxy materials to stockholders, and reimburses them for their expenses. However, the Company does not reimburse its own employees for soliciting proxies. The Company has hired Morrow & Co., LLC, 470 West Ave., Stamford, CT 06902, to help solicit proxies, and has agreed to pay them $7,500 plus out-of-pocket expenses for this service. All costs of this solicitation will be borne by the Company.

As of the record date, there were 207,525,507 shares of common stock outstanding. This does not include 35,432,851 shares held in the Company’s treasury. Each outstanding share is entitled to one vote on each proposal.

Company Information

The Board’s Committees and Their Functions

The Board has three standing committees, whose names and responsibilities are described below. Each committee operates under a written charter that is reviewed annually and is posted on the Company’s web site at the following address: www.rrdonnelley.com and a print copy is available upon request.

Audit Committee — assists the Board in its oversight of (1) the integrity of the Company’s financial statements, (2) the qualifications and independence of the Company’s independent registered public accounting firm, and (3) the performance of the Company’s internal auditing department and the independent registered public accounting firm.

The committee selects, compensates, evaluates and, when appropriate, replaces the Company’s independent registered public accounting firm. Pursuant to its charter, the Audit Committee is authorized to obtain advice and assistance from internal or external legal, accounting or other advisors and to retain third-party consultants, including the authority to engage independent auditors for special audits, reviews and other procedures.

As required by its charter, each member of the Audit Committee is independent of the Company, as such term is defined for purposes of the Nasdaq Stock Market listing rules and the federal securities laws. The Board has determined that each of John C. Pope, chairman of the committee during 2010, Lee A. Chaden, and Susan M. Ivey is an “audit committee financial expert” as such term is defined under the federal securities laws and the Nasdaq Stock Market listing rules.

The members of the Audit Committee are Ms. Ivey and Messrs. Chaden, Pope and Riordan. The committee met 9 times in 2010.

Corporate Responsibility & Governance Committee — (1) makes recommendations to the Board regarding nominees for election to the Board and recommends policies governing matters affecting the board, (2) develops and implements governance principles for the Company and the Board, (3) conducts the regular review of the performance of the Board and its members and (4) oversees the Company’s responsibilities to its employees and to the environment.

As required by its charter, each member of the Corporate Responsibility & Governance Committee is independent of the Company, as such term is defined for purposes of the Nasdaq Stock Market listing rules and the federal securities laws.

The Corporate Responsibility & Governance Committee is also responsible for recommending director compensation to the Board. Pursuant to its charter, the Corporate Responsibility & Governance Committee is authorized to obtain advice and assistance from outside advisors and to retain third-party consultants and has the sole authority to approve the terms and conditions under which it engages director search firms. In 2004, the Corporate Responsibility & Governance Committee engaged Mercer Human Resources Consulting (“Mercer”) to develop a proposal with respect to the structure of Board compensation that was then reviewed by the Committee. The Corporate Responsibility & Governance Committee then recommended the compensation plan to the Board who adopted the plan. The Corporate Responsibility & Governance Committee continues to engage Mercer from time to time to review the then current plan and propose changes as appropriate. See Director Compensation beginning on page 47 of this proxy statement.

The members of the Corporate Responsibility & Governance Committee are Ms. Hamilton and Messrs. Sockwell and Wolf. The committee met 5 times in 2010.

Human Resources Committee — (1) establishes the Company’s overall compensation strategy, (2) establishes the compensation of the Company’s chief executive officer, other senior officers and key management employees and (3) adopts amendments to, and approves terminations of, the Company’s employee benefit plans.

As required by its charter, each member of the Human Resources Committee is independent of the Company, as such term is defined for purposes of the Nasdaq Stock Market listing rules and the federal securities laws.

Pursuant to its charter, the Human Resources Committee is authorized to obtain advice and assistance from internal or external legal or other advisors and the sole authority to engage counsel, experts or consultants in matters related to the compensation of the chief executive officer and other executive officers of the Company. In February 2008, the Committee adopted a policy providing that any outside compensation consulting firm used by the Committee in connection with the determination of executive officer compensation must be independent of the Company. The independence determination

Company Information

must be made annually and the Committee must review and approve, in advance, any engagement of such consultant by the Company for any services other than providing advice to the Committee regarding executive officer compensation. The Human Resources Committee has engaged Mercer as its executive compensation consultant to provide objective analysis, advice and recommendations in connection with the Committee’s decision-making process.

Management, including the Company’s executive officers, develops preliminary recommendations regarding compensation matters with respect to the executive officers other than the chief executive officer for Committee review. The Human Resources Committee then reviews management’s preliminary recommendations and makes final compensation decisions.

The Human Resources Committee, with the assistance of Mercer, has reviewed and evaluated all of the Company’s executive and employee compensation practices and has concluded, based on this review, that any risks associated with such practices are not likely to have a material adverse effect on the Company. This determination took into account the balance of cash and equity payouts, the balance of annual and long-term incentives, use of reasonably attainable performance targets, avoidance of uncapped rewards, multi-year vesting for equity awards, use of stock ownership requirements for senior management, and a rigorous auditing, monitoring and enforcement environment. See Compensation Discussion and Analysis beginning on page 26 of this proxy statement for further information regarding executive compensation decisions.

The members of the Human Resources Committee are Messrs. Johnson, Riordan and Wolf. The committee met 6 times in 2010.

Policy on Attendance at Stockholder Meetings

Directors are expected to attend in person regularly scheduled meetings of stockholders, except when circumstances prevent such attendance. When such circumstances exist and in the judgment of the Chairman it is deemed critical that all directors participate, or in the case of special stockholder meetings, directors may participate by telephone or other electronic means and will be deemed present at such meetings if they can both hear and be heard. All current members of the Board who were members at the time attended the Company’s 2010 Annual Meeting in person.

Corporate Governance

Principles of Corporate Governance

The Board has adopted a set of Principles of Corporate Governance to provide guidelines for the Company and the Board to ensure effective corporate governance. The Principles of Corporate Governance cover topics including, but not limited to, director qualification standards, Board and committee composition, director access to management and independent advisors, director orientation and continuing education, director retirement age, succession planning and the annual evaluations of the Board and its committees.

The Corporate Responsibility & Governance Committee is responsible for overseeing and reviewing the Principles of Corporate Governance and recommending to the Board any changes to those principles. The full text of the Principles of Corporate Governance is available through the Corporate Governance link on the Investors page of the Company’s web site at the following address: www.rrdonnelley.com and a print copy is available upon request.

Code of Ethics

The Company maintains a Principles of Ethical Business Conduct and the policies referred to therein which are applicable to all directors and employees of the Company. In addition, the Company has adopted a Code of Ethics that applies to the chief executive officer and senior financial officers. The Principles of Ethical Business Conduct and the Code of Ethics cover all areas of professional conduct, including, but not limited to, conflicts of interest, disclosure obligations, insider trading, confidential information, as well as compliance with all laws, rules and regulations applicable to our business. The Company encourages all employees, officers and directors to promptly report any violations of any of the Company’s policies. In the event that an amendment to, or a waiver from, a provision of the Code of Ethics is necessary, the Company intends to post such information on its web site. The full text of each of the Principles of Ethical Business Conduct and our Code of Ethics is available through the Corporate Governance link on the Investors page of the Company’s web site at the following address: www.rrdonnelley.com and a print copy is available upon request.

Company Information

Independence of Directors

The Company’s Principles of Corporate Governance provide that the Board must be composed of a majority of independent directors. No director qualifies as independent unless the Board affirmatively determines that the director has no relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has determined that Messrs. Chaden, Johnson, Pope, Riordan, Sockwell, Wolf and Mses. Hamilton and Ivey are independent in accordance with Nasdaq Stock Market requirements. The Board took into account all relevant facts and circumstances in making this determination.

Executive Sessions

The Company’s independent directors meet regularly in executive sessions without management. Executive sessions are led by Stephen M. Wolf, the chairman of the Board. An executive session is held in conjunction with each regularly scheduled Board meeting. Each committee of the Board also meets in executive session without management in conjunction with each regularly scheduled committee meeting.

Board Leadership

The Board has determined that having an independent director serve as chairman of the Board is in the best interest of stockholders at this time. The structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board. No single leadership model is right for all companies and at all times, however, so the Board conducts an annual evaluation in order to determine whether it and its committees are functioning effectively and recognizes that, depending on the circumstances, other leadership models might be appropriate. Accordingly, the board periodically reviews its leadership structure.

Board’s Role in Risk Oversight

The Board is actively involved in oversight of risks inherent in the operation of the Company’s businesses and the implementation of its strategic plan. The Board performs this oversight role by using several different levels of review. In connection with its reviews of the operations of the Company’s business units and corporate functions, the Board addresses the primary risks associated with those units and functions. In addition, the Board reviews the key risks associated with the Company’s strategic plan at an annual strategic planning session and periodically throughout the year as part of its consideration of the strategic direction of the Company.

The Board has delegated to the Audit Committee oversight of the Company’s risk management process. Among its duties, the Audit Committee reviews with management (a) Company policies with respect to risk assessment and management of risks that may be material to the Company, (b) the Company’s system of disclosure controls and system of internal controls over financial reporting, and (c) the Company’s compliance with legal and regulatory requirements.

Each of the other Board committees also oversees the management of Company risks that fall within the committee’s areas of responsibility. In performing this function, each committee has full access to management, as well as the ability to engage advisors, and each committee reports back to the full Board. The Audit Committee oversees risks related to the Company’s financial statements, the financial reporting process, other financial matters, certain compliance issues and accounting and legal matters. The Audit Committee, along with the Corporate Responsibility & Governance Committee, is also responsible for reviewing certain major legislative and regulatory developments that could materially impact the Company’s contingent liabilities and risks. The Corporate Responsibility & Governance Committee also oversees risks related to the Company’s governance structure and processes, related person transactions, certain compliance issues and Board and committee structure to ensure appropriate oversight of risk. The Human Resources Committee considers risks related to the attraction and retention of key management and employees and risks relating to the design of compensation programs and arrangements, as well as developmental and succession planning for possible successors to the position of chief executive officer and planning for other key senior management positions.

Nomination of Directors

It is the policy of the Corporate Responsibility & Governance Committee to consider candidates for director recommended by stockholders. In order to recommend a candidate, stockholders must submit the individual’s name and qualifications in writing to the committee (in care of the Secretary at the Company’s principal executive offices at 111 South Wacker Drive, Chicago, Illinois 60606) and otherwise

Company Information

in accordance with the procedures outlined under Submitting Stockholder Proposals and Nominations for 2012 Annual Meeting on page 50 of this proxy statement. The committee evaluates candidates recommended for director by stockholders in the same way that it evaluates any other candidate.

In addition to nominees recommended by stockholders, the committee also considers candidates recommended by management and members of the Board.

In identifying and evaluating nominees for director, the committee takes into account the applicable requirements for directors under the Securities Exchange Act of 1934, as amended, and the listing rules of the Nasdaq Stock Market. In addition, the committee considers other criteria as it deems appropriate and which may vary over time depending on the Board’s needs, including certain core competencies and other criteria such as the personal and professional qualities, experience and education of the nominees, as well as the mix of skills and experience on the Board prior to and after the addition of the nominees. Although not part of any formal policy, the goal of the committee is a balanced and diverse Board, with members whose skills, viewpoint, background and experience complement each other and, together, contribute to the Board’s effectiveness as a whole.

The Corporate Responsibility & Governance Committee from time to time has engaged third-party search firms to identify candidates for director, and has used search firms to do preliminary interviews and background and reference reviews of prospective candidates.

Communications with the Board of Directors

The Board has established procedures for stockholders and other interested parties to communicate with the Board. A stockholder or other interested party may contact the Board by writing to the chairman of the Corporate Responsibility & Governance Committee or the other non-management members of the Board to their attention at the Company’s principal executive offices at 111 South Wacker Drive, Chicago, Illinois 60606. Any stockholder must include the number of shares of the Company’s common stock he or she holds and any interested party must detail his or her relationship with the Company in any communication to the Board. Communications received in writing are distributed to the chairman of the Corporate Responsibility & Governance Committee or non-management directors of the Board as a group, as appropriate, unless such communications are considered, in the reasonable judgment of the Company’s Secretary, improper for submission to the intended recipient(s). Examples of communications that would be considered improper for submission, include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to the Company or the Company’s business or communications that relate to improper or irrelevant topics.

Company Information

Stock Ownership

The table below lists the beneficial ownership of common stock as of April 1, 2011 by all directors and nominees, each of the persons named in the tables under Executive Compensation below, and the directors and executive officers as a group. In calculating the percentages of outstanding stock, each listed person’s stock options that are or will be exercisable prior to May 8, 2011 and each listed executive officer’s restricted stock units that will vest on or prior to May 8, 2011 have been added to the total outstanding shares for such person’s calculation. The table also lists all institutions and individuals known to hold more than 5% of the Company’s common stock, which information has been obtained from filings pursuant to Sections 13(d) and (g) of the Securities Exchange Act of 1934. The percentages shown are based on outstanding shares of common stock as of April 1, 2011.

Beneficial Stock Ownership of Directors, Executives and Large Stockholders

Name	Shares(1)		Restricted Stock Units(2)	Stock Options Exercisable Prior to 5/8/11	Total Shares(3)	Total Shares (including Director Restricted Stock Units)	% of Total Outstanding
Thomas J. Quinlan	481,893	(4)	0	1,198,500	1,680,393	1,680,393	*
Lee A. Chaden	9,121		28,520	0	9,121	37,641	*
Judith H. Hamilton	15,175		48,699	6,873	22,048	70,747	*
Susan M. Ivey	6,182		29,626	0	6,182	35,808	*
Thomas S. Johnson	36,040		50,776	11,502	47,542	98,318	*
John C. Pope	33,203	(5)	49,588	0	33,203	82,791	*
Michael T. Riordan	14,719	(6)	60,728	0	14,719	75,447	*
Oliver R. Sockwell	4,708		55,958	10,021	14,729	70,687	*
Stephen M. Wolf	32,873		95,029	10,021	42,894	137,923	*

Suzanne S. Bettman	88,237	(7)	0	25,000	113,237	113,237	*
Daniel L. Knotts	116,918	(8)	0	284,010	400,928	400,928	*
Miles W. McHugh	57,172		0	0	57,172	57,172	*
John R. Paloian	58,531	(9)	0	424,500	483,031	483,031	*
All directors and executive officers as a group							*
Allianz Global Investors Capital LLC and its subsidiary, NFJ Investment Group LLC	12,411,454	(10)	0	0	12,411,454		5.98
Blackrock, Inc. and certain subsidiaries	13,057,257	(11)	0	0	13,057,257		6.29
Capital Research Global Investors	12,932,657	(12)	0	0	12,932,657		6.23
The Vanguard Group, Inc.	10,748,155	(13)	0	0	10,748,155		5.18
*	Less than one percent.
[1]	Does not reflect phantom stock payable in cash that outside directors may have elected to receive in lieu of deferred fees.
[2]

Includes all outside director restricted stock units as such restricted stock units are payable in shares of common stock or cash, as determined by the Company, upon termination from the Board of Directors. Includes only those executive officer restricted stock units that will vest on or prior to May 8, 2011.

[3]	Does not include outside director restricted stock units because ownership of the units does not confer any right to ownership of the underlying shares.
[4]	Includes 476,096 shares owned directly and 5,797 shares held in Mr. Quinlan’s 401(k) Plan account.
[5]	Includes 17,746 shares held in trust for Mr. Pope pursuant to a deferred compensation plan.
[6]	Includes 6,735 shares held in trust for Mr. Riordan pursuant to a deferred compensation plan.
[7]	Includes 88,039 shares owned directly and 198 shares held in Ms. Bettman’s 401(k) Plan account.
[8]	Includes 116,893 shares owned directly and 25 shares held by Mr. Knotts’ son.
[9]	Includes 57,062 shares owned directly and 1,319 shares held in Mr. Paloian’s 401(k) Plan account.
[10]

Allianz Global Investors Capital LLC and NFJ Investment Group are investment advisors, each with a principal business office at 680 Newport Center Drive, Suite 250, Newport Beach, California 92660. This amount reflects the total shares held by Aliianz and NFJ clients. Allianz and NFJ have sole investment authority over all shares, sole voting authority over 10,644,525 shares and no voting authority over 1,766,929 shares.

[11]

Blackrock, Inc. is an investment advisor with a principal business office at 55 East 52nd Street, New York, New York 10055. This amount reflects the total shares held by Blackrock clients. Blackrock has sole investment authority over all shares and sole voting authority over all shares.

[12]

Capital Research Global Investors is an investment advisor with a principal business office at 333 South Hope Street, Los Angeles, California 90071. This amount reflects the total shares held by Capital Research clients. Capital Research has sole investment authority over all shares and sole voting authority over all shares.

[13]

The Vanguard Group, Inc. is an investment advisor with a principal business office at 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. This amount reflects the total shares held by Vanguard clients. Vanguard has sole investment authority over 10,489,943 shares and shared investment authority over 258,212 shares, sole voting authority over 258,212 shares and no voting authority over 10,489,943 shares.

Company Information

Compensation Discussion & Analysis

Program Summary and 2010 Highlights

The executive compensation program at RR Donnelley balances stockholder interests and Company needs to retain and motivate executive talent. Key features of the program’s objectives, principles and design include:

•	Compensation levels targeted at the market median with a range of opportunity to reward strong performance and withhold rewards when objectives are not achieved

•	An annual incentive program that requires the achievement of a meaningful financial threshold (non-GAAP EPS in 2010) before any incentives are paid

•	An entirely equity based long-term incentive program, ensuring alignment with stockholders

•

Compensation mix that is made up of an average of 16.5% base salary and 83.5% incentive comp for the CEO and the Top 2 Operating Officers and an average of 23% base salary and 77% incentive comp for the other NEO’s

•

Stock ownership requirements for executives further to strengthen the alignment of executives and stockholders (and the stock holdings for all of our senior executives currently exceed their respective guidelines)

•	Minimal perquisites representing less than .05% of the total compensation package

•

Compensation targets and levels are reviewed against other industrial companies of similar or larger size and scope rather than only companies in our industry, since we are significantly larger than all of our direct competitors and our markets for talent are necessarily broader

•	The Company’s practices and principles include no option repricing or option grants below market, and no tax gross-ups on any benefits or perquisites

•

The Company has adopted a policy that limits the ability to enter into a future severance arrangement with an Executive Officer that provides for benefits in an amount that exceeds 2.99 times the Executive Officer’s then current base salary and target bonus, unless such future severance arrangement receives stockholder approval

RR Donnelley had many key accomplishments in 2010. Highlights include:

•	Produced solid operating results despite a challenging economic and operating environment

–	Positive revenue growth

–	Increased operating margins

–	Free cash flow of over $500 million

•	Finished the year with non-GAAP EPS of $1.76, which exceeded target by a significant amount

–	For purposes of the MBO Plan, non-GAAP earnings per share is calculated as diluted earnings per share on a GAAP basis adjusted for restructuring and impairment charges, discontinued operations and certain other items that impact the comparability of the Company’s operating results

–	Top line grew 1.6% over 2009

•	Completed the key strategic acquisition of Bowne & Co.

Consistent with our pay for performance philosophy and in recognition of strong operating results, bonus awards for executives and all employees were paid at 125% of target. This 125% payout was consistent with the short term cash incentive plan design and the greater targets of that plan. Compensation for our CEO was administered in a fashion consistent with prior years and consistent with the manner administered for other senior officers including a 2010 bonus at 125% of target and long-term incentive awards provided exclusively in equity.

Overview

RR Donnelley is a global provider of integrated communications. Founded more than 146 years ago, the Company works collaboratively with more than 60,000 customers worldwide to develop custom communications solutions that reduce cost, enhance return on investment and ensure compliance. Drawing on a range of proprietary and commercially available digital and conventional technologies deployed across four continents, the company employs a suite of leading Internet based capabilities and other resources to provide premedia, printing, logistics and business process outsourcing products and services to leading clients in virtually every private and public sector.

As of year-end 2010, we were more than twice the size (in revenues) of our nearest domestic competitor.

Company Information

In addition, we operate on a global scale which is more extensive and complex than any other company in the printing industry. We will continue to strive to gain scale and to add new capabilities and technologies in the coming years, further distancing the Company from the rest of the industry. Achieving these goals requires a highly talented and motivated executive team. Also, given our prominence in the industry, many of our executives are potential candidates for senior leadership roles at other companies in our industry, as well as companies in many other industries. Thus, our overall executive compensation program is designed to be highly competitive with those companies in our industry, considering our size and scale, and also competitive with similar or larger companies in general industry. In addition, our executive compensation program is designed to strike an appropriate balance between rewarding our executives for strong performance, ensuring long-term Company success and encouraging them to remain with the Company.

The timing and pace of the economic recovery was tentative in 2010, resulting in ongoing economic uncertainties for our customers and our business. At the same time, the equity markets and our stock price continued to recover from the severely depressed levels of early to mid 2009. The conditions in 2010 enabled us to return to many of the historic design parameters of our executive compensation program, which were modified temporarily in 2009 to address the unprecedented state of the economy and equity markets.

Guiding Principles

RR Donnelley’s executive compensation programs have been designed to provide a total compensation package that will enable the Company to attract, retain and motivate people who are capable of discharging responsibilities in a Company larger than its present size, thus ensuring leadership continuity for the organization as we grow.

In designing our executive compensation program, we are guided by five principles:

•	Establish target compensation levels that are competitive within the industries and the markets in which we compete for executive talent;

•	Structure executive compensation so that our executives share in RR Donnelley’s short and long term successes and failures by varying compensation from target levels based upon business performance;

•	Link pay to performance by making a substantial percentage of total executive compensation variable, or “at risk,” through annual incentive compensation and the granting of long-term incentive awards;

•	Ensure that a meaningful portion of compensation is focused on the retention of our top talent; and

•	Align a significant portion of executive pay with stockholder interests through equity awards.

Operation of the Human Resources Committee

The Human Resources Committee of the Board administers our executive compensation program. The Committee establishes and monitors the Company’s overall compensation strategy to ensure that executive compensation supports the Company’s business objectives. In carrying out its responsibilities, the Committee, with assistance from its consultant, Mercer, reviews and determines the compensation (including salary, annual incentive, long-term incentives and other benefits) of the Company’s executive officers, including all Named Executive Officers (“NEOs”).

For a more complete description of the responsibilities of the Human Resources Committee, see The Board’s Committees and Their Functions beginning on page 21 of this proxy statement, and the charter of the Human Resources Committee posted on RR Donnelley’s website at www.rrdonnelley.com.

Role of Compensation Consultant

The Committee has retained Mercer as its outside compensation consultant, to advise the Committee on executive compensation matters. During 2010, Mercer regularly attended Committee meetings, and reported directly to the Committee on matters relating to compensation for the Company’s NEOs.

During 2010, the Committee requested that Mercer:

•	Conduct an analysis of compensation for our NEOs, and assess how target and actual compensation aligned with the Company’s philosophy and objectives;

•	Review the design of the Company’s short-term cash incentive program;

•	Develop recommendations for the Committee on the size and structure of long-term incentive awards for our NEOs;

•	Provide perspectives on the overall compensation package for the chief executive officer (“CEO”);

Company Information

•	Assist the Committee in the review of stockholder proposals

•	Assist the Committee in the review of tally sheets; and

•	Provide the Committee ongoing advice and counsel on market compensation trends and legislative and regulatory changes and their impact on RR Donnelley’s executive compensation programs.

Role of Company Management

RR Donnelley management, including the CEO, develops preliminary recommendations regarding compensation matters with respect to all NEOs other than the CEO, and provides these recommendations to the Committee, which makes the final decisions, with advice from Mercer, as appropriate. Separately, the Committee makes the final decisions on CEO compensation, with advice from Mercer, as appropriate. The management team is responsible for the administration of the compensation programs once Committee decisions are finalized.

The Compensation Program

The key components of our current compensation program for RR Donnelley executive officers are:

•	Base salary;

•	Short-term (annual) cash incentives;

•	Long-term performance-based and other equity awards; and

•	Other benefits

To remain competitive, the Committee periodically reviews our executive compensation program to determine how well actual compensation targets and levels meet our overall philosophy and executive compensation in our targeted markets. The primary focus of this process is on industrial companies of similar or larger size and scope (“target market”) rather than only companies in our industry, since we are significantly larger than all of our direct competitors and our markets for talent are necessarily broader. This process considers information from proxy data and compensation data from surveys published by leading human resource organizations, including Mercer and Towers Watson. Given our size, the actual companies used in the review process may vary from year to year, but generally the comparisons consider practices of other industrial companies with revenues that are generally within a relatively close range of RR Donnelley’s revenues. For 2010, this process included companies with revenues between $6 billion and $15 billion. The actual number of companies included in the review process was in excess of 77, and as such are too numerous to list.

The Committee may periodically consider the compensation levels at other companies in the printing and media sectors. However, as described earlier, it is expected that the compensation levels for our NEOs will be appropriately higher than others in the print industry given our size, scale and complexity relative to those other companies. As such, primary consideration is placed on market data from industrial companies of similar size in terms of revenue, as noted above.

Based on its assessment of this data, each year the Committee determines whether the overall executive compensation program is consistent with our business strategy and objectives and promotes RR Donnelley’s philosophy. In general, compensation levels for our NEOs are targeted at the 50th percentile of the general industry surveys and proxy information. This 50th percentile targeted level provides a competitive anchor point for our program. Actual compensation levels can vary significantly up or down from targeted levels based on the performance of both the Company and the individual.

Our guiding principles and the structure of our program are applied consistently to all NEOs. Any differences in compensation levels that exist among our NEOs are primarily due to differences in market practices for similar positions, differences in levels of responsibility, factors related to a newly hired NEO and/or the performance of individual NEOs.

Base Salary

Base salary is designed to compensate our NEOs in part for their roles and responsibilities as well as provide a stable and fixed level of compensation that serves as a retention tool throughout the executive’s career. The Company has employment agreements with each NEO that provide a minimum base salary. These initial base salaries were set considering: 1) each executive’s role and responsibilities at the time he or she joined the Company or the agreements were negotiated, 2) the skills and future potential of the individual with the Company, and 3) salary levels for similar positions in our target market. Annually, the Committee reviews the base salaries of each NEO. Adjustments are made based on individual performance, changes in roles and responsibilities,

Company Information

and external market data for similar positions. Salaries are directed at the 50th percentile of similar positions in the target market, based on the Committee’s ongoing review of market practices.

In general, base salary is the smallest component of the overall compensation package, assuming that the Company is achieving or exceeding targeted performance levels for its incentive programs. On average, it currently represents less than 20% of the total compensation package. This is consistent with our philosophy to have a higher weighting of variable compensation versus fixed compensation. After consideration of all the above factors including market practices, and reflecting that no salary increases were given in 2009, the Committee made the decision to grant salary increases in 2010 to Messrs. Paloian and Knotts and Ms. Bettman in recognition of their strong performance and to position their salaries at a more competitive level in the market.

Short-Term Cash Incentives

We provide annual incentive awards under our Management by Objective Plan (“MBO Plan”) usually in the form of cash. These short-term cash incentives are designed to reward the achievement of specific, pre-set financial results and individual performance targets measured over the fiscal year for which that compensation is paid. MBO targets for the NEOs are 150% of base salary. On average, and assuming performance is on target, these awards currently represent 25% of the total compensation package for the CEO and two senior operating executives (Messrs. Paloian and Knotts) and approximately 35% of the total compensation package for the NEOs with primarily staff responsibilities (Ms. Bettman and Mr. McHugh).

The MBO Plan is currently structured so that it begins to fund once 90% of the corporate financial target for the fiscal year is reached and scales up to a maximum payout of 125% of the MBO target if company performance exceeds the financial target In 2010, Company-wide performance was measured using non-GAAP earnings per share. The target level of non-GAAP earnings per share for 2010 was set at $1.48. This performance level was set by the Committee at the beginning of the year after thorough discussion with management regarding the Company’s planned performance, and was intended to be a challenging goal.

The actual individual awards to executives are based not only on performance against Company-wide performance goals as described above, but also on each executive’s performance against specific individual objectives. Goals for the CEO, were recommended and approved by the Committee and specific individual objectives for the other NEOs were reviewed and approved by the CEO, and can vary from year-to-year depending upon the key business objectives and areas of emphasis for each business unit and each NEO.

If the performance target or targets for the year are achieved, each executive may receive a bonus up to the maximum amount established by the Committee at the beginning of the performance period. The Committee and the Board review CEO performance and the final bonus determination for the CEO is made by the Committee. The CEO reviews with the Committee the other NEO payouts, including a discussion on performance against individual objectives, and the other NEO final bonus determinations are based on the Committee’s overall view of each NEO’s performance. Given the vagaries of the marketplace and the possibility of unforeseen developments, the Committee has discretionary authority to adjust such awards to reflect actual performance in light of such developments but never in excess of the maximum bonus amount established at the beginning of the performance period.

For 2010, the Committee reviewed the Company’s performance against the non-GAAP earnings per share goal of $1.48 described earlier. The actual non-GAAP EPS results for the year of $1.76 exceeded this target by a significant amount. In addition, the Committee reviewed the performance of the CEO and the other NEOs against their individual objectives and as a result determined that maximum payouts under the MBO Plan (125% of MBO targets) had been earned. All short term compensation paid to the NEO is shown in the 2010 Summary Compensation Table on page 33.

Long-Term Incentive Awards

Overview

Our long-term incentive awards are used to link Company performance and increases in stockholder value to the total compensation for our NEOs. These awards are also key components of our ability to attract and retain our key NEOs. The annualized value of the awards to our NEOs is intended to be the largest component of our overall compensation package. On average, these awards currently represent almost 60% of the total compensation package for the CEO and two senior operating

Company Information

executives (Messrs. Paloian and Knotts) and approximately 40% of the total compensation package for the NEOs with primarily staff responsibilities (Ms. Bettman and Mr. McHugh), consistent with our emphasis on linking executive pay to stockholder value.

Specific Programs for 2010

Our stockholder-approved incentive plans allow for the granting of performance share units, restricted stock and restricted stock units, and stock options, each linked to RR Donnelley’s stock price. For 2010, the Committee had a series of discussions regarding the most appropriate way to motivate and retain its top operating executives in light of continuing economic uncertainty. The Committee felt it was important that the Company’s senior operating team have a continued focus to produce strong operating results while facing ongoing difficult economic conditions.

For 2010, the Committee believed it was important to use equity vehicles to provide alignment with stockholders. For the CEO and NEOs with operating responsibilities, the Committee determined to provide an emphasis on performance through the use of stock options and on retention through the use of time-based restricted stock units (RSUs). As such, the grants made in 2010 to our CEO and other NEOs with operating responsibilities consisted of approximately 30% stock options and 70% time-based restricted stock units (weighted by value). Consistent with prior years, the Committee awarded RSUs in 2010 to NEOs with primarily staff responsibilities (Ms. Bettman and Mr. McHugh). The Committee believes that these awards will serve to focus attention on building stockholder value over the long-term, reinforce the importance of their roles as stewards of the business, and help to retain the executives. In addition, the Plan permits delegation of the Committee’s authority to grant equity to employees other than NEOs in certain circumstances and the Committee has delegated such authority to the CEO over a limited number of RSU awards to non-executive officers. All grants to executive officers have been made by the Committee.

The following provides more detail about the various award programs:

•

Stock Options: Stock options are granted with an exercise price not less than the market price of the Company’s common stock on the grant date. Option re-pricing is expressly prohibited by our stockholder-approved plan. Options generally vest over a period of four years with 25% becoming exercisable on each anniversary of the grant date as long as the recipient is still employed by us on the date of vesting, and generally expire after ten years. Stock options only have value if the Company’s stock price appreciates after the options are granted.

•	Performance Share Units: When used, these units are based on the achievement of pre-set financial targets over a period of several years.

•

Restricted Stock Units: Restricted stock units (RSUs) are equivalent in value to one share of the Company’s common stock and are settled in stock if the recipient is still employed by us on the date of vesting. RSUs have generally vested in equal amounts over four years, including the grants made in 2010.

Benefits

Our benefit programs are established based upon an assessment of competitive market factors and a determination of what is needed to attract and retain high-caliber executives. RR Donnelley’s primary benefits for executives include participation in the Company’s broad-based plans: retirement plans, savings plans, the Company’s health and dental plans and various insurance plans, including disability and life insurance.

RR Donnelley also provides certain executives, including the NEOs, the following benefits:

•

Supplemental Retirement and Savings: RR Donnelley provides supplemental retirement and savings plans to eligible executives described under Pension Benefits beginning on page 39 of this proxy statement. These supplemental plans take into account compensation levels limited by current tax laws, and are similar to programs found at many of the companies we compete with for talent. This benefit is available to all highly paid executives including our NEOs. Approximately 800 (active and inactive) employees are covered by these plans.

•

Supplemental Insurance: RR Donnelley provides additional life insurance and disability insurance for its NEOs, enhancing the value of our overall compensation program. The premium cost for these additional benefits is included as income for the NEO and there is no tax gross up on this benefit.

•	Deferred Compensation Plan: RR Donnelley provides executives the opportunity to defer

Company Information

receiving income until after they terminate their employment. This benefit allows the executives to defer taxation on that compensation until after termination. Deferral programs are also very common in the marketplace and add to the attractiveness of our overall compensation program. The deferred compensation plan is described under Nonqualified Deferred Compensation beginning on page 40 of this proxy statement.

•

Financial Counseling: RR Donnelley pays for financial counseling services, to a maximum of $12,000 per year, providing the NEOs with access to an independent financial advisor of their choice. The cost of these services, if utilized, is included as income for the NEO and there is no tax gross up on this benefit.

•

Automobile Program: RR Donnelley provides our NEOs with a monthly automobile allowance. This benefit provides eligible executives with an opportunity to use their car for both business and personal use in an efficient manner.

•	Company Airplane: RR Donnelley owns one corporate airplane and has two fractional ownership interests in private planes. No personal airplane travel occurred in 2010.

Post-Termination Compensation

The Committee believes that severance benefits and change of control benefits are necessary in order to attract and retain the caliber and quality of executive that RR Donnelley needs in its most senior positions. These benefits are particularly important in an industry undergoing consolidation, providing for continuity of senior management and helping executives focus on results and strategic initiatives. The levels of payments and benefits available upon termination were set to be comparable to those provided at other large industrial companies with revenues of $8 billion to $20 billion.

Each of our NEOs, including our CEO, has an employment agreement that provides for severance payments and benefits if termination occurs without “cause” or if the executive leaves for “good reason.” There is also additional compensation provided for several NEOs in circumstances following such termination after a “Change in Control,” as defined in the employment agreements.

The Company has adopted a policy that limits the ability to enter into a future severance arrangement with an Executive Officer that provides for benefits in an amount that exceeds 2.99 times the Executive Officer’s then current base salary and target bonus, unless such future severance arrangement receives stockholder approval.

Additional information regarding the severance and change in control payments, including a definition of key terms and a quantification of benefits that would have been received by our NEOs had termination occurred on December 31, 20 10, is found under Potential Payments upon Termination or Change in Control beginning on page 41 of this proxy statement.

Stock Ownership Guidelines

The Committee has established stock ownership guidelines for our NEOs. These guidelines are designed to encourage our executive officers to have a meaningful equity ownership in the Company, and thereby link their interests with those of our stockholders. These stock ownership guidelines provide that, within three years of becoming an executive officer, each officer must own (by way of shares owned outright, shares owned through our 401(k) plans, shares of unvested restricted stock and unvested restricted stock units, but not including unexercised stock options or performance share units) shares of our common stock with a value of three times their base salary, or five times base salary for the CEO. In the event an executive officer does not achieve or make progress toward the required stock ownership level, the Committee may review the right of such executive officer to participate in future equity grants and/or affect future long-term incentive award payouts. As of March 2011, all of the NEOs have met their ownership guideline.

Tax Deductibility Policy

The Committee considers the deductibility of compensation for federal income tax purposes in the design of RR Donnelley’s programs. Currently, except for restricted stock units that vest solely over time, all of the incentive compensation paid to our NEOs for 2010 qualifies as “performance-based compensation” and, thus, is fully deductible by the Company for federal income tax purposes. While we generally seek to ensure the deductibility of the incentive compensation paid to our NEOs, the Committee intends to retain the flexibility necessary to provide cash and equity compensation in line with competitive practice, our compensation philosophy, and the best interests of our stockholders even if these amounts are not fully tax deductible.

Company Information

Human Resources Committee Report

The Human Resources Committee of the Board of Directors R.R. Donnelley & Sons Company oversees R.R. Donnelley & Sons Company’s compensation program on behalf of the Board. In fulfilling its oversight responsibilities, the Human Resources Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement.

In reliance on the review and discussions referred to above, the Human Resources Committee recommended to the Board that the Compensation Discussion and Analysis be incorporated in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and the Company’s Proxy Statement to be filed in connection with the Company’s 2011 Annual Meeting of Stockholders.

Human Resources Committee

Thomas S. Johnson, Chairman

Michael T. Riordan

Stephen M. Wolf

Company Information

Executive Compensation

The Summary Compensation Table provides compensation information about our principal executive officer, principal financial officer and the three most highly compensated executive officers other than the principal executive officer and principal financial officer (“NEOs”).

2010 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non- Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)(6)	Total ($)
Thomas J. Quinlan	2010	1,000,000	—	2,427,600	1,443,000	1,875,000	82,158	23,630	6,851,388
President and	2009	1,000,000	—	3,887,555	1,396,500	1,500,000	71,740	34,197	7,889,992
Chief Executive Officer	2008	985,641	—	2,184,956	2,325,190	0	54,983	56,764	5,607,534

Suzanne S. Bettman	2010	425,000	—	693,600	—	796,875	36,768	25,791	1,978,034
Executive Vice President,	2009	400,000	—	453,000	—	600,000	35,064	24,176	1,512,240
General Counsel	2008	400,000	—	731,380	—	0	18,889	33,945	1,184,214

Daniel L. Knotts	2010	591,667	—	1,300,500	529,100	1,125,000	83,005	24,918	3,654,190
Group President	2009	550,000	—	622,952	320,636	825,000	100,070	26,084	2,444,742
	2008	550,000	—	1,022,556	703,750	0	6,143	38,309	2,320,758

Miles W. McHugh	2010	450,000	—	693,600	—	843,750	31,378	24,426	2,043,154
Executive Vice President,	2009	450,000	—	453,000	—	675,000	26,632	27,977	1,632,609
Chief Financial Officer	2008	450,000	—	1,153,330	—	0	14,582	41,569	1,659,481

John R. Paloian	2010	720,833	—	1,473,900	625,300	1,359,375	98,325	29,881	4,307,614
Chief Operating Officer	2009	700,000	—	1,006,308	517,952	1,050,000	101,221	30,088	3,405,569
	2008	700,000	—	1,371,276	1,216,080	0	43,740	42,592	3,373,688
[1]

The amounts shown in this column constitute the aggregate grant date fair value of restricted stock units (“RSUs”) granted during the fiscal year under the 2004 PIP. The amounts are valued in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (which we refer to as ASC Topic 718). See Note 16 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2010 for a discussion of the relevant assumptions used in calculating the fair value pursuant to ASC Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For further information on these awards, see the Outstanding Equity Awards at Fiscal Year-End table beginning on page 37 of this proxy statement.

[2]

The amounts shown in this column reflect the aggregate grant date fair value of options granted during the fiscal year under the 2004 PIP. The amounts are valued using the Black-Scholes-Merton option pricing model in accordance with ASC Topic 718. See Note 16 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2010 for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to ASC Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For further information on these awards, see the Outstanding Equity Awards at Fiscal Year-End table beginning on page 37 of this proxy statement.

[3]

The amounts shown in this column constitute payments made under our MBO Plan, which is a subplan of the 2004 PIP. At the outset of each year, the Human Resources Committee sets performance criteria that are used to determine whether and to what extent the NEOs will receive payments under the MBO Plan. See Compensation Discussion and Analysis beginning on page 26 of this proxy statement.

[4]

The amounts shown in this column include the aggregate of the increase in actuarial values of each of the named executive officer’s benefits under our Pension Plans and Supplemental Pension Plans during 2010.

[5]

Amounts in this column include the value of the following perquisites paid to the NEOs in 2010. Corporate automobile allowance is the amount actually paid to each NEO. Persona tax/financial advice is valued at actual amounts paid to each provider of such advice. Prior to 2009 we provided a tax gross-up on the personal tax/financial planning benefit. Effective 2009, there is no tax gross-up of this benefit.

Company Information

Named Executive Officer	Corporate Aircraft Usage ($)	Corporate Automobile Allowance ($)	Club Memberships Not Exclusively For Business Use ($)	Personal Tax/Financial Advice ($)	Tax Gross Up Related to Personal Tax/Financial Advice ($)
Thomas Quinlan	0	16,800	—	0	—
Suzanne Bettman	0	12,000	—	7,733	—
Daniel Knotts	0	16,800	—	1,350	—
Miles McHugh	0	16,800	—	1,518	—
John Paloian	0	16,800	—	0	—

[6]	Amounts in this column include premiums paid by the Company for group term life insurance and supplemental disability insurance. The Company no longer provides a tax gross-up on these benefits.

Named Executive Officer	Supplemental Life Insurance Premium ($)	Supplemental Disability Insurance Premium ($)
Thomas Quinlan	2,290	4,540
Suzanne Bettman	1,690	4,368
Daniel Knotts	2,050	4,718
Miles McHugh	2,050	4,058
John Paloian	10,170	2,911

Company Information

2010 Grants of Plan-Based Awards

The following table shows additional information regarding: (i) the target and maximum level of annual cash incentive awards for our executive officers for performance during 2010, as established by the Human Resources Committee in February 2010 under our MBO Plan; and (ii) restricted stock unit and stock option awards granted in February 2010 that were awarded to help retain the NEOs and focus their attention on building shareholder value. The actual amount of the annual cash incentive award received by each NEO for performance during 2010 is shown in the 2010 Summary Compensation Table.

Grants of Plan-Based Awards

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards						Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stocks or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(4)
Name	Grant Date	Threshold ($)		Target ($)		Maximum ($)		Threshold (#)	Target (#)	Maximum (#)
Thomas Quinlan	—	1,350,000	(1)	1,500,000	(1)	5,000,000	(1)	—	—	—	—	—	—	—
	2/26/2010	—		—		—		—	—	—	140,000	—	—	2,427,600
	2/26/2010	—		—		—		—	—	—	—	300,000	19.89	1,443,000

Suzanne Bettman	—	573,750	(1)	637,500	(1)	1,275,000	(1)	—	—	—	—	—	—	—
	2/26/2010	—		—		—		—	—	—	40,000	—	—	693,600

Daniel Knotts	—	798,751	(1)	887,501	(1)	1,775,001	(1)	—	—	—	—	—	—	—
	2/26/2010	—		—		—		—	—	—	75,000	—	—	1,300,500
	2/26/2010	—		—		—		—	—	—	—	110,000	19.89	529,100

Miles McHugh	—	607,500	(1)	675,000	(1)	1,350,000	(1)	—	—	—	—	—	—	—
	2/26/2010	—		—		—		—	—	—	40,000	—	—	693,600

John Paloian	—	973,125	(1)	1,081,250	(1)	2,162,499	(1)	—	—	—	—	—	—	—
	2/26/2010	—		—		—		—	—	—	85,000	—	—	1,473,900
	2/26/2010	—		—		—		—	—	—	—	130,000	19.89	625,300
[1]	In each case, the amount actually earned by each NEO is reported as Non-Equity Incentive Plan Compensation in the 2010 Summary Compensation table.
[2]

Consists of restricted stock units awarded under the 2004 PIP. The awards vest one-fourth on each of the first through fourth anniversaries of the grant date. If employment terminates by reason of death or disability, the unvested portion of the RSUs shall become fully vested. If employment terminates by reason of retirement, the unvested portion of the RSUs shall continue to vest as granted (one-fourth on each anniversary of the grant date). If employment terminates other than for death, disability or retirement, the unvested portion of the RSUs will be forfeited. NEO employment agreements provide for accelerated vesting of equity awards under certain circumstances. See Potential Payments Upon Termination or Change in Control beginning on page 41 of this proxy statement.

[3]

Consists of stock options awarded under the 2004 PIP. The awards vest one-fourth on each of the first through fourth anniversaries of the grant date and expire on the tenth anniversary of the grant date. If employment terminates by reason of death or disability, the unvested portion of the option shall become fully vested and be exercisable for a one-year period from the date of disability or death. If employment terminates by reason of retirement, the unvested portion of the option shall continue to vest as granted (one-fourth on each anniversary of the grant date) and be exercisable for a five-year period from the date of retirement. If employment terminates other than for death, disability or retirement, the unvested portion of the option will be forfeited and the vested portion shall be exercisable for a 90-day period from the date of termination. In the event of a change in control (as defined in the 2004 PIP), the option will fully vest and be exercisable until the expiration date. NEO employment agreements provide for accelerated vesting of equity awards under certain circumstances. See Potential Payments Upon Termination or Change in Control beginning on page 41 of this proxy statement .

[4]

Grant date fair value with respect to the restricted stock units is determined in accordance with ASC Topic 718. Grant date fair value with respect to the options is determined using the Black-Scholes-Merton option pricing model to in accordance with ASC Topic 718. See Note 17 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2010 for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to ASC Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

Company Information

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

During 2010, all of the NEOs were employed pursuant to agreements with the Company. Each employment agreement sets forth, among other things, the NEO’s minimum base salary, bonus opportunities, entitlement to participate in our benefit plans, equity awards and provisions with respect to certain payments and other benefits upon termination of employment under certain circumstances (such as without “Cause” or leaving employment for “Good Reason,” as defined in the agreements) or, in certain agreements, after a change in control of the Company. Please see Potential Payments Upon Termination or Change in Control beginning on page 41 of this proxy statement for a description of such provisions.

The minimum base salary set forth in each NEO’s employment agreement is: Mr. Quinlan, $1,000,000; Ms. Bettman, $400,000; Mr. Knotts, $ 550,000; Mr. McHugh, $450,000 and Mr. Paloian, $700,000. The employment agreements also set forth each NEO’s target bonus as a percentage of such NEO’s base salary. The target bonus for each NEO is 150%.

The employment agreements of the NEOs provide that such NEO will be entitled to participate in the Company’s compensation and benefit programs that are available to all management employees and that such NEO will also be eligible to participate in certain executive-only benefit plans.

Awards

The Committee granted stock options to three of its NEOs in 2010 under the 2004 PIP. The options vest in equal proportions over four years on the anniversary of the grant date, with an exercise price of the fair market value on the grant date. Mr. Quinlan received 300,000, Mr. Knotts received 110,000 and Mr. Paloian received 130,000 options with a grant date of February 26, 2010.

The Committee granted restricted stock units to all of its NEOs in 2010 under the 2004 PIP. The restricted stock unit awards vest in equal proportions over four years on the anniversary of the grant date. The restricted stock units have no dividend or voting rights. All restricted stock units are payable in shares of common stock of the Company upon vesting. Mr. Quinlan received 140,000; Ms. Bettman received 40,000; Mr. Knotts received 75,000; Mr. McHugh received 40,000 and Mr. Paloian received 85,000 restricted stock units with a grant date of February 26, 2010.

In 2010, the Committee established annual corporate financial targets under the MBO Plan based on non-GAAP earnings per share. Payment of the potential bonuses of the NEOs is only considered once 90% of the corporate financial target for the fiscal year is reached and payment then scales up to a maximum payout of 125% of the MBO target if company performance exceeds the corporate financial target. Once the target is met, the actual individual awards to NEOs are based on performance against business unit performance goals and/or individual objectives. Based on the Company’s earnings per share performance and the Human Resources Committee’s assessment of each NEO’s overall performance relative to each NEO’s preset goals, actual MBO bonuses earned by the NEOs were paid out at 125% of target and are reported as “Non-Equity Incentive Plan Compensation” in the 2010 Summary Compensation Table.

Salary and Bonus in Proportion to Total Compensation

Assuming target performance with respect to long-term incentive awards, our NEOs generally received less than 50% of their total compensation in the form of base salary and cash incentive awards under the MBO Plan. As noted in Compensation Discussion and Analysis beginning on page 26 of this proxy statement, we believe that a substantial portion of each NEO’s compensation should be in the form of equity awards. Our Human Resources Committee believes that our current compensation program gives our NEOs a substantial alignment with stockholders, while also permitting the Committee to incentivize the NEOs to pursue specific short and long-term performance goals. Please see the Compensation Discussion and Analysis section of this proxy statement for a description of the objectives of our compensation program and overall compensation philosophy.

Company Information

Outstanding Equity Awards at 2010 Fiscal Year-End

The following table shows certain information about unexercised options and unvested restricted stock units at December 31, 2010.

Outstanding Equity Awards at Fiscal Year-End

OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Thomas Quinlan	—	300,000	19.89	2/25/2020	—	—
	237,500	712,500	7.09	3/1/2019	—	—
	206,500	206,500	32.07	2/28/2018	—	—
	195,000	65,000	36.22	3/20/2017	—	—
	47,250	—	16.73	1/1/2013	—	—
	31,500	—	16.84	12/23/2011	—	—
	—	—	—	—	859,391	15,013,561

Suzanne Bettman	25,000	—	29.38	5/4/2014	—	—
	—	—	—	—	146,000	2,550,620

Daniel Knotts	—	110,000	19.89	2/25/2020	—	—
	—	163,590	7.09	3/1/2019	—	—
	62,500	62,500	32.07	2/28/2018	—	—
	60,000	20,000	36.22	3/20/2017	—	—
	1,200	—	24.22	9/23/2013	—	—
	—	—	—	—	216,394	3,780,403

Miles McHugh	—	—	—	—	161,000	2,812,670

John Paloian	—	130,000	19.89	2/25/2020	—	—
	—	264,261	7.09	3/1/2019	—	—
	108,000	108,000	32.07	2/28/2018	—	—
	97,500	32,500	36.22	3/20/2017	—	—
	100,000	—	29.24	3/28/2014	—	—
	—	—	—	—	299,364	5,229,889
Note:	Multiple awards have been aggregated where the expiration date and the exercise and/or base price of the instruments are identical.
[1]	The following table provides information with respect to the vesting of each NEO’s outstanding unexercisable options that are set forth in the above table:

Vesting Date	Thomas Quinlan	Suzanne Bettman	Daniel Knotts	Miles McHugh	John Paloian
2/26/2011	75,000	—	54,530	—	32,500
2/28/2011	103,250	—	31,250	—	54,000
3/2/2011	237,500	—	54,530	—	88,087
3/21/2011	65,000	—	20,000	—	32,500
2/26/2012	75,000	—	54,530	—	32,500
2/28/2012	103,250	—	31,250	—	54,000
3/2/2012	237,500	—	54,530	—	88,087
2/26/2013	75,000	—	54,530	—	32,500
3/2/2013	237,500	—	54,530	—	88,087
2/26/2014	75,000	—	54,530	—	32,500
[2]	The following table provides information with respect to the vesting of each NEO’s outstanding unvested restricted stock units that are set forth in the above table.

Company Information

Vesting Date	Thomas Quinlan	Suzanne Bettman	Daniel Knotts	Miles McHugh	John Paloian
1/10/2011	—	5,000	2,500	5,000	—
2/26/2011	35,000	10,000	18,750	10,000	21,250
2/28/2011	58,000	—	18,000	—	30,000
3/2/2011	214,545	25,000	34,379	25,000	55,536
2/22/2012	17,756	—	17,756	—	17,756
2/26/2012	35,000	10,000	18,750	10,000	21,250
2/28/2012	—	26,000	—	41,000	—
3/2/2012	214,545	25,000	34,379	25,000	55,536
2/26/2013	35,000	10,000	18,750	10,000	21,250
3/2/2013	214,545	25,000	34,380	25,000	55,536
2/26/2014	35,000	10,000	18,750	10,000	21,250
[3]	Assumes a price per share of $17.47 on December 31, 2010.

2010 Option Exercises and Stock Vested

The following table shows information regarding the value of options exercised and restricted stock and restricted stock units vested during 2010.

	OPTION AWARDS		STOCK AWARDS

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Thomas Quinlan	63,000	877,338	220,795	4,424,461
Suzanne Bettman	0	N/A	32,500	666,150
Daniel Knotts	74,530	835,052	36,879	745,886
Miles McHugh	0	N/A	30,000	615,300
John Paloian	88,087	1,143,087	61,785	1,239,491
[1]	Represents the vesting of restricted stock, restricted stock units and other similar instruments under the Company’s equity plans.
[2]

Value realized on vesting of restricted stock or restricted stock units is the fair market value on the date of vesting. Fair market value is based on the closing price as reported by the Nasdaq Stock Market.

Company Information

Pension Benefits

Under the Retirement Benefit Plan of RR Donnelley & Sons Company and the Retirement Income Plan of Moore Wallace North America, Inc., (collectively referred to as the Qualified Retirement Plans), effective as of January 1, 2005 eligible employees accrue retirement benefits of 0.7% of covered compensation each year. Employees of RR Donnelley & Sons Company who met certain requirements and whose age and service points as of December 31, 2004 equaled 55 to 64 points accrue an additional 0.25% of covered compensation and those with 65 or more points accrue an additional 0.50% of covered compensation. Prior to January 1, 2005, employees of RR Donnelley participated in one of two defined benefit programs with higher accrual rates. The defined benefit plan for Moore Wallace employees had been frozen as of December 31, 2000, with no benefit accrual until the plan was reactivated as of January 1, 2005. Compensation covered by the Qualified Retirement Plans generally includes salary and annual cash bonus awards. The amount of annual earnings that may be considered in calculating benefits under the pension plan is limited by law. For 2010, the annual limitation is $245,000. The pension plan is funded entirely by the Company with contributions made to a trust fund from which the benefits of participants are paid.

The U.S. government places limitations on pensions that can be accrued under federal income tax qualified plans. To the extent an employee’s pension would have accrued under the one of the Qualified Retirement Plans if it were not for such limitations, the additional benefits are accrued under the RR Donnelley Unfunded Supplemental Pension Plan (referred to as the SERP). Approximately 812 employees are covered by the SERP, and in 2010 approximately 295 individuals received payments from the SERP. The SERP is unfunded and provides for payments to be made out of the Company’s general assets.

Some participants have a pre-2005 cash balance or pension equity benefit with respect to which they can elect to receive a lump sum amount upon termination. New participants in the Retirement Plans will receive a career average plan benefit. Under the career average plan benefit, benefits are paid monthly after retirement for the life of the participant or, if the participant is married or chooses an optional benefit form, generally in an actuarially reduced amount for the life of the participant and surviving spouse or other named survivor.

See Note 11 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2010 for a discussion of the relevant assumptions used in calculating the present value of the current accrued benefit with respect to each NEO under the Qualified Retirement Plans and the SERP set forth in the table below.

2010 Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)

Thomas Quinlan	Pension Plan	10	$42,731	—
	SERP	10	$252,977	—

Suzanne Bettman	Pension Plan	6	$50,141	—
	SERP	6	$96,086	—

Daniel Knotts	Pension Plan	24	$156,310	—
	SERP	24	$243,698	—

Miles McHugh	Pension Plan	7	$50,229	—
	SERP	7	$55,617	—

John Paloian (1)	Pension Plan	17	$188,761	—
	SERP	17	$308,143	—
[1]	Mr. Paloian’s years of credited service include 12 years of credited service from a prior period of employment with the Company as provided under the terms of the Plans.

Company Information

Nonqualified Deferred Compensation

The 2010 Nonqualified Deferred Compensation table presents amounts deferred under our Deferred Compensation Plan. Participants may defer up to 50% of base salary and 100% of annual incentive bonus payments under the Deferred Compensation Plan. Deferred amounts are credited with earnings or losses based on the rate of return of mutual funds selected by the executive, which the executive may change at any time. We do not make contributions to participants’ accounts under the Deferred Compensation Plan. Distributions generally are paid in a lump sum distribution upon the six-month anniversary of the termination of the NEO’s employment with the Company unless the NEO elects that a distribution be made three years after a deferral under certain circumstances.

The table also presents amounts deferred under our Supplemental Executive Retirement Plan (“SERP- B”). Under the SERP-B, participants could defer a portion of their regular earnings substantially equal to the difference between the amount that, in the absence of legislation limiting additions to our Savings Plan, would have been allocated to an employee’s account as before-tax and matching contributions, minus the deferral amount actually allocated under the Savings Plan. Deferred amounts earn interest at the prime rate and such interest is paid by the Company. Distributions are paid in a lump sum distribution upon the six-month anniversary of the termination of the participant’s employment with our Company. The SERP-B was frozen in 2004 and no additional amounts may be contributed by NEOs.

2010 Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)

Thomas Quinlan
Deferred Compensation Plan	—	—	—	—	—
Supplemental Executive Retirement Plan-B	—	—	7,000	—	222,386

Suzanne Bettman
Deferred Compensation Plan	—	—	103,859	—	716,919
Supplemental Executive Retirement Plan-B	—	—	—	—	—

Daniel Knotts
Deferred Compensation Plan	—	—	—	—	—
Supplemental Executive Retirement Plan-B	—	—	—	—	—

Miles McHugh
Deferred Compensation Plan	—	—	—	—	—
Supplemental Executive Retirement Plan-B	—	—	—	—	—

John Paloian
Deferred Compensation Plan	49,342	—	38,673	—	306,103
Supplemental Executive Retirement Plan-B	—	—	—	—	—
[1]	Amounts in this column are included in the “Salary” and “Non-Equity Incentive Plan Compensation” columns in the 2010 Summary Compensation table on page 33 of this proxy statement.
[2]

Amounts in this column are not included in the 2010 Summary Compensation table. Amounts in this column with respect to the Supplemental Executive Retirement Plan-B consist of Company contributed interest calculated at the prime interest rate on the NEO’s account balance.

Company Information

Potential Payments Upon Termination or Change in Control

As noted under Compensation Discussion and Analysis — Post-Termination Compensation on page 31 of this proxy statement, we have entered into employment agreements with each of our NEOs that provide for payments and other benefits in connection with the officer’s termination for a qualifying event or circumstance and, in some agreements, for enhanced payments in connection with such termination after a Change in Control (as defined in the applicable agreement). A description of the terms with respect to each of these types of terminations follows.

Termination other than after a Change in Control

The employment agreements for each NEO provide for payments of certain benefits, as described below, upon the termination of the employment of an NEO. The NEO’s rights upon a termination of his or her employment depend upon the circumstances of the termination. Central to an understanding of the rights of each NEO under the employment agreements is an understanding of the definitions of ‘Cause’ and ‘Good Reason’ that are used in those agreements. For purposes of the employment agreements:

•

We have Cause to terminate the NEO if the NEO has engaged in any of a list of specified activities, including refusing to substantially perform duties consistent with the scope and nature of his or her position or refusal or failure to attempt in good faith to follow the written direction of the chief executive officer, chief operating officer, chief financial officer or the Board, as applicable, committing an act materially injurious (monetarily or otherwise) to us or our subsidiaries, commission of a felony or other actions specified in the definition.

•

The NEO is said to have Good Reason to terminate his or her employment (and thereby gain access to the benefits described below) if we assign the NEO duties that represent a material diminution of his or her duties or responsibilities, reduce the NEO’s compensation, generally require that the NEO’s principal office be located other than in or around Chicago, Illinois or, in the case of Mr. Quinlan and Mr. Paloian, New York, New York, or materially breach the employment agreement.

The employment agreements for the NEOs require, as a precondition to the receipt of these payments, that the NEO sign a standard form of release in which he or she waives all claims that he or she might have against us and certain associated individuals and entities. The employment agreements also include noncompete and nonsolicit provisions that would apply for a period of eighteen months to two years, as set forth in such NEO’s agreement, following the NEO’s termination of employment.

The benefits to be provided to the NEO in each of those situations are described in the tables below, which assume that the termination had taken place on December 31, 2010, the last day of our most recent fiscal year.

Termination after a Change in Control

The NEO’s are entitled to certain tax gross-ups upon a termination after a Change in Control (as defined in such NEO’s employment agreement).

As with the severance provisions described above, the rights to which the NEO’s are entitled under the Change in Control provisions upon a termination of employment are dependent on the circumstances of the termination. The definitions of Cause and Good Reason are the same in this termination scenario as in a termination other than after a Change in Control.

Payment Obligations Under

Employment Agreements upon

Termination of Employment of NEO

The following tables set forth our payment obligations under the employment agreements under the circumstances specified upon a termination of the employment of our NEOs. The tables do not include payments or benefits that do not discriminate in scope, terms or operation in favor of the NEOs and are generally available to all salaried employees, or pension or deferred compensation payments that are discussed in Pension Benefits and Nonqualified Deferred Compensation beginning on page 39 of this proxy statement.

The tables further assume the following. Unless otherwise noted, the descriptions of the payments below are applicable to all of the tables relating to potential payments upon termination or change in control.

Disability or Death — All NEOs are entitled to pension benefits upon death or disability according to the terms of the pension plan. The employment agreements provide that in the event of disability or

Company Information

death, in addition to payments under the Company’s disability benefits plan or life insurance program, as applicable and each as available to all salaried employees, each NEO is entitled to benefits paid under a supplemental disability insurance policy or supplemental life insurance policy, as applicable, maintained by the Company for the NEO’s benefit. Pursuant to the terms of the Company’s MBO Plan, each NEO is also entitled to his or her pro-rated annual bonus for the year in which the disability or death occurs, payable at the same time as and to the extent that all other annual bonuses are paid. Additionally, all unvested equity awards held by each NEO will immediately vest upon disability or death pursuant to the terms of the applicable award agreements.

Equity Acceleration — Each NEO is entitled to immediate vesting of all outstanding equity awards in the event of any termination initiated by the NEO for Good Reason or termination initiated by the Company without Cause. Each NEO is generally entitled to immediate vesting of all outstanding equity awards upon a Change in Control (as defined in the 2004 PIP) and may be entitled to a gross up payment, as described below. For all NEOs, all unvested equity awards are forfeited in the event of resignation other than for Good Reason or termination with Cause. Treatment of equity upon death or disability is discussed above in “Disability or Death.” Value of accelerated restricted stock units is the fair market value on the date of termination.

Value of accelerated options is determined by subtracting the exercise price from the fair market value on the date of termination. For purposes of the tables, fair market value is the closing price on December 31, 2010 of $17.47.

Health Care Benefits — The employment agreements generally provide that, after resignation for Good Reason or termination without Cause, the Company will continue providing medical, dental, and vision coverage to the NEO that the NEO was eligible to receive immediately prior to such termination until the end date of an enumerated period following the NEO’s date of termination. For Messrs. Quinlan, Knotts and Paloian this period is 24 months after such resignation or termination before a Change in Control, and the last day of the second calendar year following the calendar year in which such termination occurs after a Change in Control and for Ms. Bettman and Mr. McHugh this period is 18 months after such resignation or termination (either before or after a Change in Control). In the event of resignation other than for Good Reason or termination with Cause, the NEO is entitled to the same benefits as all other employees would be entitled to after termination. Benefits payable upon disability or death are described above in “Disability or Death.”

280G Tax Gross-Up — Upon a Change in Control of the Company, an NEO may be subject to certain excise taxes under Section 4999 of the Internal Revenue Code with respect to payments that are treated as excess parachute payments under Section 280G. The Company has agreed to reimburse each NEO for all excise taxes that are imposed on the NEO under Section 4999 and any income and excise taxes that are payable by the NEO as a result of any reimbursements for such excise taxes. In the event, however, it is determined that the NEO is entitled to a reimbursement payment for such excise taxes, but that the Change in Control payments would not be subject to the excise tax if such payments were reduced by an amount that is less than 10% of the portion of the payments that would be treated as excess parachute payments under Section 280G, then the amounts payable to the NEO under the Change in Control agreement will be reduced to the maximum amount that could be paid to the NEO without giving rise to the excise tax. The calculation of the gross-up amount is based upon a Section 4999 excise tax rate of 20%, a 35% federal income tax rate, the applicable state tax rate, and a 1.45% medicare tax rate. For purposes of the Section 280G calculation, it has been assumed that no amounts will be treated as reasonable compensation and no value will be attributed to the NEO’s restrictive covenants.

The tables assume that termination took place on December 31, 2010.

Company Information

Mr. Quinlan, the Company’s president and chief executive officer would be entitled to the following:

Benefits and Payments Upon Termination	Resignation for Good Reason or Termination Without Cause($)		Resignation for other than Good Reason or Termination With Cause($)	Resignation for Good Reason or Termination Without Cause after Change in Control($)		Disability($)		Death($)
Cash:
Base Salary	2,000,000	(1)	0	3,000,000	(2)	—	(3)	—
Bonus	3,000,000	(1)	0	4,575,000	(2)	1,500,000	(4)	1,500,000	(4)

Equity:
Restricted Share Units(5)	15,013,561		0	15,013,561		15,013,561	(6)	15,013,561	(6)
Options(5)	7,395,750		0	7,395,750		7,395,750	(6)	7,395,750	(6)

Benefits and Perquisites:(7)
Post-Termination Health Care	22,746		0	22,746		—		—
Supplemental Life Insurance	4,580		0	4,580		—		2,000,000	(8)
Supplemental Disability Insurance	9,080		0	9,080		3,090,006	(9)	—
Financial Planning	24,000		0	24,000		—		—
Car Allowance	33,600		0	33,600		—		—
280G Tax Gross Up	—		—	5,835,242		—		—

Total:	27,503,317		0	35,913,559		26,999,317		25,909,311
[1]	Mr. Quinlan is entitled to 2x base salary and 2x target annual bonus as if all targets and objectives had been met, paid over the applicable severance period.
[2]

Mr. Quinlan is entitled to 3x base salary and 3x target annual bonus as if all targets and objectives had been met, paid over the applicable severance period. Mr. Quinlan is also entitled to his pro-rated annual bonus for the year in which the termination occurs, payable at the same time as and to the extent that all other annual bonuses are paid. This bonus is reflected at target for purposes of this table. Also included as bonus is a $75,000 lump sum payment to which Mr. Quinlan is entitled pursuant to the terms of his employment agreement.

[3]	Mr. Quinlan is entitled to the same 60% of base salary until age 65 with a maximum $10,000 per month that is generally available to all salaried employees upon disability.
[4]

Pursuant to the terms of the Company’s MBO Plan, Mr. Quinlan is entitled to his pro-rated annual bonus for the year in which the disability or death occurs, payable at the same time as and to the extent that all other annual bonuses are paid. This bonus is reflected at target for purposes of this table.

[5]	Assumes price per share of $17.47 on December 31, 2010.
[6]	All unvested equity awards held by Mr. Quinlan will immediately vest upon disability or death pursuant to the terms of the applicable award agreements.
[7]	Except as disclosed, Mr. Quinlan receives the same benefits that are generally available to all salaried employees upon disability or death.
[8]	Represents benefits payable under a supplemental life insurance policy maintained by the Company for the benefit of Mr. Quinlan in excess of the amount generally available to all salaried employees.
[9]

Represents benefits payable under a supplemental disability insurance policy maintained by the Company for the benefit of Mr. Quinlan in excess of the amount generally available to all salaried employees.

Ms. Bettman, the Company’s executive vice president, general counsel, corporate secretary and chief compliance officer would be entitled to the following:

Benefits and Payments Upon Termination	Resignation for Good Reason or Termination Without Cause($)		Resignation for other than Good Reason or Termination With Cause($)	Resignation for Good Reason or Termination Without Cause after Change in Control($)		Disability($)		Death($)
Cash:
Base Salary	637,500	(1)	0	637,500	(1)	—	(2)	—
Bonus	956,250	(1)	0	956,250	(1)	637,500	(3)	637,500	(3)
Equity:
Restricted Share Units(4)	2,550,620		0	2,550,620		2,550,620	(5)	2,550,620	(5)
Options(4)	0		0	0		0		0

Benefits and Perquisites:(6)
Post-Termination Health Care	2,018		0	2,018		—		—
Supplemental Life Insurance	2,535		0	2,535		—		2,000,000	(7)
Supplemental Disability Insurance	6,552		0	6,552		3,330,000	(8)	—
Financial Planning	18,000		0	18,000		—		—
Car Allowance	18,000		0	18,000		—		—
280G Tax Gross Up(9)	—		—	0		—		—

Total:	4,191,475		0	4,191,475		6,518,120		5,188,120
[1]	Ms. Bettman is entitled to 1.5x base salary and 1.5x target annual bonus as if all targets and objectives had been met, paid over the applicable severance period.

Company Information

[2]	Ms. Bettman is entitled to the same 60% of base salary until age 65 with a maximum $10,000 per month that is generally available to all salaried employees upon disability.
[3]

Pursuant to the terms of the Company’s MBO Plan, Ms. Bettman is entitled to her pro-rated annual bonus for the year in which the disability or death occurs, payable at the same time as and to the extent that all other annual bonuses are paid. This bonus is reflected at target for purposes of this table.

[4]	Assumes price per share of $17.47 on December 31, 2010.
[5]	All unvested equity awards held by Ms. Bettman will immediately vest upon disability or death pursuant to the terms of the applicable award agreements.
[6]	Except as disclosed, Ms. Bettman receives the same benefits that are generally available to all salaried employees upon death or disability.
[7]	Represents benefits payable under a supplemental life insurance policy maintained by the Company for the benefit of Ms. Bettman in excess of the amount generally available to all salaried employees.
[8]

Represents benefits payable under a supplemental disability insurance policy maintained by the Company for the benefit of Ms. Bettman in excess of the amount generally available to all salaried employees.

[9]	Under this scenario Ms. Bettman is not subject to the excise tax and no gross-up would be made.

Mr. Knotts, the Company’s group president would be entitled to the following:

Benefits and Payments Upon Termination	Resignation for Good Reason or Termination Without Cause($)		Resignation for other than Good Reason or Termination With Cause($)	Resignation for Good Reason or Termination Without Cause after Change in Control($)		Disability($)		Death($)
Cash:
Base Salary	1,200,000	(1)	0	1,800,000	(2)	—	(3)	—
Bonus	1,800,000	(1)	0	3,675,000	(2)	900,000	(4)	900,000	(4)
Deferred Cash Bonus	915,811	(5)	0	2,000,000	(6)	2,000,000	(7)	2,000,000	(7)

Equity:
Restricted Share Units(8)	3,780,403		0	3,780,403		3,780,403	(9)	3,780,403	(9)
Options(8)	1,698,064		0	1,698,064		1,698,064	(9)	1,698,064	(9)

Benefits and Perquisites:(10)
Post-Termination Health Care	22,672		0	22,672		—		—
Supplemental Life Insurance	4,100		0	4,100		—		2,000,000	(11)
Supplemental Disability Insurance	9,436		0	9,436		3,344,994	(12)	—
Financial Planning	24,000		0	24,000		—		—
Car Allowance	33,600		0	33,600		—		—
280G Tax Gross Up	—		—	2,465,204		—		—

Total:	9,488,086		0	15,512,479		11,723,461		10,378,467
[1]	Mr. Knotts is entitled to 2x base salary and 2x target annual bonus as if all targets and objectives had been met, paid over the applicable severance period.
[2]

Mr. Knotts is entitled to 3x base salary and 3x target annual bonus as if all targets and objectives had been met, paid over the applicable severance period. Mr. Knotts is also entitled to his pro-rated annual bonus for the year in which the termination occurs, payable at the same time as and to the extent that all other annual bonuses are paid. This bonus is reflected at target for purposes of this table. Also included as bonus is a $75,000 lump sum payment to which Mr. Knotts is entitled pursuant to the terms of his employment agreement.

[3]	Mr. Knotts is entitled to the same 60% of base salary until age 65 with a maximum $10,000 per month that is generally available to all salaried employees upon disability.
[4]

Pursuant to the terms of the Company’s MBO Plan, Mr. Knotts is entitled to his pro-rated annual bonus for the year in which the disability or death occurs, payable at the same time as and to the extent that all other annual bonuses are paid. This bonus is reflected at target for purposes of this table.

[5]

A pro-rated portion of a deferred cash bonus (the “Deferred Cash Bonus”) awarded under the 2004 PIP in March 2009 and vesting on the fourth anniversary of the grant date would vest and become payable pursuant to the terms of the award.

[6]	Assuming an Acceleration Date of the Change in Control of December 31, 2010, the Deferred Cash Bonus would fully vest and become payable.
[7]	Upon death or disability, the Deferred Cash Bonus would fully vest and become payable.
[8]	Assumes price per share of $17.47 on December 31, 2010.
[9]	All unvested equity awards held by Mr. Knotts will immediately vest upon disability or death pursuant to the terms of the applicable award agreements.
[10]	Except as disclosed, Mr. Knotts receives the same benefits that are generally available to all salaried employees upon death or disability.
[11]	Represents benefits payable under a supplemental life insurance policy maintained by the Company for the benefit of Mr. Knotts in excess of the amount generally available to all salaried employees.
[12]

Represents benefits payable under a supplemental disability insurance policy maintained by the Company for the benefit of Mr. Knotts in excess of the amount generally available to all salaried employees.

Company Information

Mr. McHugh, the Company’s executive vice president and chief financial officer would be entitled to the following:

Benefits and Payments Upon Termination	Resignation for Good Reason or Termination Without Cause($)		Termination With Cause($)	Resignation for Good Reason or Termination Without Cause after Change in Control($)		Disability($)		Death($)
Cash:
Base Salary	675,000	(1)	0	675,000	(1)	—	(2)	—
Bonus	1,012,500	(1)	0	1,012,500	(1)	675,000	(3)	675,000	(3)

Equity:
Restricted Share Units(4)	2,836,670		0	2,836,670		2,836,670	(5)	2,836,670	(5)

Benefits and Perquisites:(6)
Post-Termination Health Care	16,848		0	16,848		—		—
Supplemental Life Insurance	—		—	—		—		2,000,000	(7)
Supplemental Disability Insurance	—		—	—		2,812,500	(8)	—
280G Tax Gross Up	—		—	760,864		—		—

Total:	4,541,018		0	5,301,882		6,324,170		5,511,670
[1]	Mr. McHugh is entitled to 1.5x base salary and 1.5x target annual bonus as if all targets and objectives had been met, paid over the applicable severance period.
[2]	Mr. McHugh is entitled to the same 60% of base salary until age 65 with a maximum $10,000 per month that is generally available to all salaried employees upon disability.
[3]

Pursuant to the terms of the Company’s MBO Plan, Mr. McHugh is entitled to his pro-rated annual bonus for the year in which the disability or death occurs, payable at the same time as and to the extent that all other annual bonuses are paid. This bonus is reflected at target for purposes of this table.

[4]	Assumes price per share of $17.47 on December 31, 2010.
[5]	All unvested equity awards held by Mr. McHugh will immediately vest upon disability or death pursuant to the terms of the applicable award agreements.
[6]	Except as disclosed, Mr. McHugh receives the same benefits that are generally available to all salaried employees upon death or disability.
[8]

Represents additional benefits payable under a supplemental disability insurance policy maintained by the Company for the benefit of Mr. McHugh in excess of the amount generally available to all salaried employees.

Mr. Paloian, the Company’s chief operating officer would be entitled to the following:

Benefits and Payments Upon Termination	Resignation for Good Reason or Termination Without Cause($)		Resignation for other than Good Reason or Termination With Cause($)	Resignation for Good Reason or Termination Without Cause after Change in Control($)		Disability($)		Death($)
Cash:
Base Salary	1,450,000	(1)	0	2,175,000	(2)	—	(3)	—
Bonus	2,175,000	(1)	0	4,425,000	(2)	1,087,500	(4)	1,087,500	(4)
Deferred Cash Bonus	1,373,717	(5)	0	3,000,000	(6)	3,000,000	(7)	3,000,000	(7)

Equity:
Restricted Share Units(8)	5,229,889		0	5,229,889		5,229,889	(9)	5,229,889	(9)
Options(8)	2,743,029		0	2,743,029		2,743,029	(9)	2,743,029	(9)

Benefits and Perquisites:(10)
Post-Termination Health Care	22,050		0	22,050		—		—
Supplemental Life Insurance	20,340		0	20,340		—		2,000,000	(11)
Supplemental Disability Insurance	5,822		0	5,822		1,117,503	(12)	—
Financial Planning	24,000		0	24,000		—		—
Car Allowance	33,600		0	33,600		—		—
280G Tax Gross Up	—		—	2,968,511		—		—

Total:	13,077,447		0	20,647,241		13,177,921		14,060,418
[1]	Mr. Paloian is entitled to 2x base salary and 2x target annual bonus as if all targets and objectives had been met, paid over the applicable severance period.
[2]

Mr. Paloian is entitled to 3x base salary and 3x target annual bonus as if all targets and objectives had been met, paid over the applicable severance period. Mr. Paloian is also entitled to his pro-rated annual bonus for the year in which the termination occurs, payable at the same time as and to the extent that all other annual bonuses are paid. This bonus is reflected at target for purposes of this table. Also included as bonus is a $75,000 lump sum payment to which Mr. Paloian is entitled pursuant to the terms of his employment agreement.

Company Information

[3]	Mr. Paloian is entitled to the same 60% of base salary until age 65 with a maximum $10,000 per month that is generally available to all salaried employees upon disability.
[4]

Pursuant to the terms of the Company’s MBO Plan, Mr. Paloian is entitled to his pro-rated annual bonus for the year in which the disability or death occurs, payable at the same time as and to the extent that all other annual bonuses are paid. This bonus is reflected at target for purposes of this table.

[5]

A pro-rated portion of a deferred cash bonus (the “Deferred Cash Bonus”) awarded under the 2004 PIP in March 2009 and vesting on the fourth anniversary of the grant date would vest and become payable pursuant to the terms of the award.

[6]	Assuming an Acceleration Date of the Change in Control of December 31, 2010, the Deferred Cash Bonus would fully vest and become payable.
[7]	Upon death or disability, the Deferred Cash Bonus would fully vest and become payable
[8]	Assumes price per share of $17.47 on December 31, 2010.
[9]	All unvested equity awards held by Mr. Paloian will immediately vest upon disability or death pursuant to the terms of the applicable award agreements.
[11]	Except as disclosed, Mr. Paloian receives the same benefits that are generally available to all salaried employees upon death or disability.
[12]	Represents benefits payable under a supplemental life insurance policy maintained by the Company for the benefit of Mr. Paloian in excess of the amount generally available to all salaried employees.
[13]

Represents additional benefits payable under a supplemental disability insurance policy maintained by the Company for the benefit of Mr. Paloian in excess of the amount generally available to all salaried employees.

Company Information

Director Compensation

Equity-Based Compensation

In May 2010, the Board determined that each non-employee director would receive a $5,000 cash meeting fee for each meeting of the board attended in person or telephonically as well as an annual retainer fee paid in restricted stock units. Prior to that time, since April 14, 2004, all annual retainer and meeting fees were paid only in restricted stock units. Director restricted stock units granted after January 2009 vest in equal portions over three years from the date of grant with the opportunity to defer vesting of any tranche of restricted stock units until termination of service on the Board. Awards granted between January 2008 and January 2009 vest in equal portions over three years from the date of grant and were amended in May 2009 to provide the opportunity to defer vesting of any tranche of such restricted stock units until termination of service on the Board. For awards granted prior to January 2008, one-third of the restricted stock units vest on the third anniversary of the grant date, and the remaining two-thirds of the restricted stock units vest upon termination of the holder’s service on the Board; the holder could also elect to defer delivery of the initial one-third of the restricted stock units until termination of service on the Board. In the event of termination of service on the Board prior to a vesting date, all restricted stock units will vest. All awards granted prior to December 31, 2007 are payable in shares of common stock or cash. In 2009, the option to have awards paid in cash was removed for awards granted in 2008 and future years. Dividend equivalents on the awards are deferred (credited with interest quarterly at the same rate as five-year U.S. government bonds) and paid out in cash with the corresponding restricted stock units. Each director receives annually a restricted stock unit grant, the fair market value of which is $220,000, as a base retainer for serving as a director. A director will also receive, as applicable, the following annual awards of a restricted stock unit grant with a fair market value of:

–	$35,000, for serving as the chairman of the audit committee;

–	$20,000, for serving as chairman of any other committee;

–	$20,000, for serving as a member of the audit committee other than the chairman; or

–	$150,000, for serving as chairman of the board of directors.

Fair market value is defined as the closing price of the Company’s stock on the date of grant.

Pension

Under the Wallace Computer Services Directors Pension Plan, Messrs. Pope and Riordan will receive quarterly payments of $6,250 starting at the later of age 60 or termination of service on the board and continuing until the balance in such director’s pension account has been paid out. No other director will receive payments under this plan.

Indemnification Agreements

The Company is party to indemnification agreements with each of its directors that requires the Company to indemnify the directors to the fullest extent permitted by Delaware law. The Company’s certificate of incorporation also requires the Company to indemnify both the directors and officers to the fullest extent permitted by Delaware law.

Benefits

Non-employee directors may also elect to participate in the Company’s medical benefit plans. Any director who so elects pays the full cost of participation as if such director were a retiree of the Company.

Company Information

2010 Non-Employee Director Compensation Table

Directors who are our employees receive no additional fee for service as a director. Non-employee directors receive compensation as described above.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)(4)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)		Total ($)
Lee Chaden	15,000	240,000	—	—	—	545		255,545
E.V. Goings	—	—	—	—	—	569		569
Judith Hamilton	15,000	240,000	—	—	—	11,256	(6)	266,256
Susan M. Ivey	15,000	240,000	—	—	—	489		255,489
Thomas Johnson	15,000	240,000	—	—	—	13,000	(6)	268,000
John Pope	15,000	255,000	—	—	—	20,510	(7)	290,510
Michael Riordan	15,000	240,000	—	—	—	9,636	(7)	264,636
Oliver Sockwell	15,000	220,000	—	—	—	9,734	(6)	244,734
Stephen Wolf	15,000	370,000	—	—	—	13,272	(6)	398,272
[1]

The Non-Employee Director Compensation Plan was amended in May 2010 to provide that each director receive $5,000 in cash for each meeting of the Board attended in person or telephonically. The Plan amendment was prospective only so directors were only paid for meetings attended after such date.

[2]

The amounts shown in this column constitute restricted stock units granted under the Company’s 2004 PIP awarded as payment of non-employee director annual retainer and fees for serving as chairperson of the board or committees calculated as set forth above under Equity-Based Compensation. Grant date fair value with respect to the restricted stock units is determined in accordance with ASC Topic 718. See Note 16 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2010 for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to ASC Topic 718. As of December 31, 2010, each director had outstanding the following aggregate number of restricted stock units: Mr. Chaden, 28,520; Ms. Hamilton, 48,699; Ms. Ivey, 29,626; Mr. Johnson, 50,776; Mr. Pope, 49,588; Mr. Riordan, 60,728; Mr. Sockwell, 55,958 and Mr. Wolf, 95,029.

[3]	No annual stock option grants or non-stock incentive plan compensation payments were made as compensation for director services in 2010 or are contemplated under our current compensation structure.
[4]

As of December 31, 2010, the following directors had outstanding the following numbers of outstanding options to purchase shares of Common Stock: Ms. Hamilton, 6,873; Mr. Johnson, 11,502; Mr. Sockwell, 10,021 and Mr. Wolf, 10,021.

[5]	Includes interest accrued on dividend equivalents on restricted stock awards credited to each directors’ account.
[6]

Includes dividends on phantom shares under the Company’s Policy on Retirement Benefits, Phantom Stock Grants and Stock Options for Directors, credited as additional phantom shares, in the following amounts: Ms. Hamilton, $8,437; Mr. Johnson, $10,137; Mr. Sockwell, $6,993 and Mr. Wolf, $8,618. As of December 31, 2010, the following directors had outstanding the following aggregate numbers of phantom shares: Ms. Hamilton, 8,429 phantom shares; Mr. Johnson, 10,137 phantom shares; Mr. Sockwell, 6,986 phantom shares and Mr. Wolf, 8,610 phantom shares. The phantom shares are fully vested.

[7]

Includes dividends paid on amounts held in the directors’ account under the Wallace Corporation Director Compensation Plan pursuant to which the directors retainer fees were credited as shares of stock in Company maintained accounts, similar to phantom stock, in the following amounts: Mr. Pope, $17,647 and Mr. Riordan, $6,698. Dividends paid on these shares are accrued and credited as additional shares on December 31 of each year. In 2010, there were 1028 and 390 shares credited to Mr. Pope’s and Mr. Riordan’s accounts, respectively.

Company Information

Certain Transactions

In February 2007, the Corporate Responsibility & Governance Committee adopted a written policy relating to approval or ratification of all transactions involving an amount in excess of $120,000 in which the Company is a participant and in which a related person has or will have a direct or indirect material interest, including without limitation any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships, subject to certain enumerated exclusions. Under the policy, such related person transactions must be approved or ratified by (i) the committee or (ii) if the committee determines that the approval or ratification of such transaction should be considered by all of the disinterested members of the board, such disinterested members of the board by a majority vote. Related persons include any of our directors or certain executive officers, certain of our shareholders and their immediate family members.

In considering whether to approve or ratify any related person transaction, the committee or such disinterested directors, as applicable, may consider all factors that they deem relevant to the transaction, including, but not limited to, the size of the transaction and the amount payable to or receivable from a related person, the nature of the interest of the related person in the transaction, whether the transaction may involve a conflict of interest; and whether the transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties.

To identify related person transactions, at least once a year all directors and executive officers of the Company are required to complete questionnaires seeking, among other things, disclosure with respect to such transactions of which such director or executive officer may be aware. In addition, each executive officer of the Company is required to advise the Chairman of the committee of any related person transaction of which he or she becomes aware.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than ten percent of the common stock of the Company, to file with the Securities and Exchange Commission reports of ownership of company securities and changes in reported ownership. Officers, directors and greater than ten percent shareholders are required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on a review of the copies of such forms furnished to the Company, or written representations from the reporting persons that no Form 5 was required, the Company believes that during 2010 all Section 16(a) filing requirements applicable to its officers, directors, and greater than ten percent beneficial owners were complied with.

Report of the Audit Committee

The Audit Committee has reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2010. The committee has discussed with the Company’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles, the matters required to be discussed by PCAOB AU 380 (Communications with Audit Committees), including their judgments as to the quality of the Company’s financial reporting. The committee has received from the independent registered public accounting firm written disclosures and a letter as required by applicable requirements of the Public Company Accounting Oversight Board and discussed with the independent registered public accounting firm its independence from management and the Company. In considering the independence of the Company’s independent registered public accounting firm, the committee took into consideration the amount and nature of the fees paid to the firm for non-audit services, as described below.

During the course of the fiscal year ended December 31, 2010, management completed the documentation, testing and evaluation of the Company’s system of internal control over financial

Company Information

reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. Management and the Company’s independent registered public accounting firm kept the committee apprised of the progress of the documentation, testing and evaluation through periodic updates, and the committee provided advice to management during this progress.

In reliance on the review and discussions described above, the committee recommended to the Board of Directors that the year-end audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the Securities and Exchange Commission.

The Audit Committee

John C. Pope, Chairman

Lee A. Chaden

Susan M. Ivey

Michael T. Riordan

The Company’s Independent Registered Public Accounting Firm

Fees

Audit Fees — Deloitte & Touche LLP (Deloitte) was the Company’s independent registered public accounting firm for the years ended December 31, 2010 and 2009. Total fees paid to Deloitte for audit services rendered during 2010 and 2009 were $9,274,000 and $9,919,000, respectively.

Audit-Related Fees — Total fees paid to Deloitte for audit-related services rendered during 2010 and 2009 were $873,000 and $45,000, respectively, primarily related to acquisition due diligence in 2010 and related to information technology and benefit plan reviews in 2009.

Tax Fees — Total fees paid to Deloitte for tax services rendered during 2010 and 2009 were $127,000 and $64,000, respectively, primarily related to international tax compliance in 2010 and related to international tax compliance in 2009.

All Other Fees — Total fees paid to Deloitte for all other services rendered during 2010 and 2009 were $0 and $0, respectively.

Audit Committee Pre-Approval Policy — The Audit Committee has policies and procedures that require the approval by the Audit Committee of all services performed by, and as necessary, fees paid to, the Company’s independent registered public accounting firm. The Audit Committee approves the proposed services, including the scope of services contemplated and the related fees, associated with the current year audit. In addition, Audit Committee pre-approval is also required for those engagements that may arise during the course of the year that are outside the scope of the initial services and fees pre-approved by the Audit Committee. The Audit Committee pre-approves, up to an aggregate dollar amount and individual dollar amount per engagement, certain permitted non-audit services anticipated to be provided by the Company’s independent registered public accounting firm. In the event permitted non-audit service amounts exceed the thresholds established by the pre- approval policy, the Audit Committee must specifically approve such excess amounts. The Audit Committee chairman has the authority to approve any services outside the specific pre-approved non-audit services and must report any such approval at the next meeting of the Audit Committee.

Pursuant to the Sarbanes-Oxley Act of 2002, the fees and services provided as noted above were authorized and approved by the Audit Committee in compliance with the pre-approval policies and procedures described herein.

Submitting Stockholder Proposals and Nominations for 2012 Annual Meeting

Any proposals that stockholders wish to present at the 2012 Annual Meeting must be received by December 16, 2011 in order to be considered for inclusion in the Company’s proxy materials. The 2012 Annual Meeting is currently scheduled to be held on May 17, 2012. The Corporate Responsibility & Governance Committee will consider stockholders’ nominees for the Board of Directors and stockholder proposals submitted for the meeting.

A stockholder wishing to nominate a candidate for election to the Board, or make a proposal at the 2011 Annual Meeting, is required to give appropriate written notice to the Secretary of the Company, which must be received by the Company between 60 to 90 days before the meeting. If notice or public announcement of the meeting date comes less than 75 days before the meeting, stockholders are allowed to submit a notice of nomination or proposal within ten days after the meeting date is announced.

Company Information

A nomination or proposal that does not supply adequate information about the nominee or proposal and the stockholder making the nomination or proposal will be disregarded. All proposals or nominations should be addressed to: Secretary, R.R. Donnelley & Sons Company, 111 South Wacker Drive, Chicago, Illinois 60606-4301.

Discretionary Voting of Proxies on Other Matters

The Company’s management does not currently intend to bring any proposals to the 2011 Annual Meeting other than the election of directors, the advisory votes on executive compensation and frequency of advisory vote on executive compensation and ratification of the auditors and does not expect any stockholder proposals other than those described in this proxy statement. If new proposals requiring a vote of the stockholders are brought before the meeting in a proper manner, the persons named in the accompanying proxy card intend to vote the shares represented by them in accordance with their best judgment.

By order of the Board of Directors

Suzanne S. Bettman, Secretary

Chicago, Illinois, April 14, 2011

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 19, 2011.

Vote by Internet • Log on to the Internet and go to www.investorvote.com/RRD • Follow the steps outlined on the secured website.

Vote by telephone

•   Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•   Follow the instructions provided by the recorded message.

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Election of Directors — The Board of Directors recommends a vote FOR the listed nominees.

1. Nominees:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
01 - Thomas J. Quinlan, III	☐	☐	☐	02 - Stephen M. Wolf	☐	☐	☐	03 - Lee A. Chaden	☐	☐	☐

04 - Judith H. Hamilton	☐	☐	☐	05 - Susan M. Ivey	☐	☐	☐	06 - Thomas S. Johnson	☐	☐	☐

07 - John C. Pope	☐	☐	☐	08 - Michael T. Riordan	☐	☐	☐	09 - Oliver R. Sockwell	☐	☐	☐

B	Proposals — The Board of Directors recommends a vote FOR Proposal 2, EVERY YEAR on Proposal 3 and FOR Proposal 4.				The Board of Directors recommends a vote AGAINST Proposals 5, 6 and 7.

		For	Against	Abstain		For	Against	Abstain
2. Advisory Vote on Executive Compensation		☐	☐	☐	5. Stockholder proposal with respect to a sustainable paper purchasing policy.	☐	☐	☐
	1 Yr	2 Yrs	3 Yrs	Abstain
3. Advisory Vote regarding frequency of advisory vote on executive compensation.	☐	☐	☐	☐	6. Stockholder proposal with respect to a report regarding political contributions by the Company.	☐	☐	☐
		For	Against	Abstain
4. Ratification of the Company’s Auditors.		☐	☐	☐	7. Stockholder proposal with respect to stockholder action by written consent.	☐	☐	☐

					8. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.	☐	☐	☐

C	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

¢	+

01BL3C

Admission Ticket

R.R. Donnelley & Sons Company

2011 Annual Meeting of Stockholders

Thursday, May 19, 2011 at 10:00 a.m. (New York Time)

NASDAQ MarketSite

4 Times Square, New York, New York

Upon arrival, please present this admission ticket

and photo identification at the registration desk.

This ticket admits the named stockholder(s). Photocopies will not be accepted.

You may be asked for identification at the time of admission.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — R.R. Donnelley & Sons Company	+

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting on May 19, 2011

The undersigned hereby appoints Miles W. McHugh and Suzanne S. Bettman, or any of them, proxies for the undersigned, each with full power of substitution, to attend the Annual Meeting of Stockholders of R.R. Donnelley & Sons Company to be held on May 19, 2011, at ten a.m., New York time, and at any adjournments thereof, and to vote as specified in this Proxy all the shares of stock of the Company which the undersigned would be entitled to vote if personally present.

Please indicate your vote with respect to the election of Directors and the other proposals on the reverse. Nominees for Directors are: (01) Thomas J. Quinlan, III, (02) Stephen M. Wolf, (03) Lee A. Chaden, (04) Judith H. Hamilton, (05) Susan M. Ivey, (06) Thomas S. Johnson, (07) John C. Pope, (08) Michael T. Riordan and (09) Oliver R. Sockwell.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted in accordance with the recommendation of the Board of Directors, FOR Proposal 1, FOR Proposal 2, EVERY YEAR on Proposal 3, FOR Proposal 4, AGAINST Proposal 5, AGAINST Proposal 6 and AGAINST Proposal 7.

This card also provides voting instructions for shares held in the Dividend Reinvestment Plan, shares held for the benefit of RR Donnelley employees in the RR Donnelley Stock Funds, the Tax Credit Stock Ownership Plan and the RR Donnelley Employee Stock Purchase Plan.

Your vote is important! Please sign and date on the reverse side and return promptly in the enclosed postage-paid envelope.

D	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name(s) appear(s) hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other officer. If a partnership, please sign in partnership name by authorized persons.

Date (mm/dd/yyyy) — Please print date below	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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¢	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A – D ON BOTH SIDES OF THIS CARD.	+